Exhibit 10.9

Note Purchase Agreement dated as of July 31, 2008

among the Company, as issuer, and certain of its subsidiaries as guarantors, The Note Purchasers, Sankaty Advisors, LLC, as collateral agent and Crystal Capital Fund Management, L.P. as syndication agent

EXECUTION

NOTE PURCHASE AGREEMENT

dated as of July 31, 2008

among

THE CHILDREN’S PLACE RETAIL STORES, INC., as Issuer

and

THE GUARANTORS LISTED HEREIN,

THE NOTE PURCHASERS LISTED HEREIN,

SANKATY ADVISORS, LLC, as Collateral Agent

and

CRYSTAL CAPITAL FUND MANAGEMENT, L.P., as Syndication Agent

$85,000,000 IN AGGREGATE PRINCIPAL AMOUNT

OF SENIOR SECURED SECOND LIEN NOTES DUE JULY 31, 2013

i

5.10	Insurance	13

5.11	Taxes	13

5.12	ERISA Compliance	14

5.13	Subsidiaries; Equity Interests	14

5.14	Margin Regulations; Investment Company Act	15

5.15	Disclosure	15

5.16	Compliance with Laws	15

5.17	Intellectual Property; Licenses, Etc.	15

5.18	Labor Matters	16

5.19	Collateral Documents	17

5.20	Solvency	17

5.21	Deposit Accounts; Credit Card Arrangements	17

5.22	Brokers	17

5.23	Customer and Trade Relations	17

5.24	Material Contracts	17

5.25	Casualty	18

5.26	Anti-Terrorism Laws	18

5.27	Valid Issuance of the Notes	19

5.28	Private Placement	19

5.29	Transition Services Agreement	19

5.30	New Headquarters	19

5.31	Stock Options	19

5.32	License Agreements	19

5.33	Hoop Expenses	19

5.34	Product Recall	19

SECTION 6. CLOSING CONDITIONS		20

6.1	Representations and Warranties; No Default	20

6.2	Use of Proceeds	20

6.3	Delivery of Documents	20

6.4	Corporate/Capital Structure	22

6.5	Authorizations, Consents and Approvals	22

6.6	No Material Adverse Effect	22

6.7	Litigation	23

6.8	Disclosure	23

6.9	Due Diligence	23

6.10	Hoop Bankruptcy	23

6.11	Transition Services Agreement and HOOP Sale	23

6.12	New Headquarters	23

6.13	Stock Options	23

6.14	Other Fees and Expenses	23

6.15	Ancillary Documents	23

6.16	Senior Credit	24

6.17	Closing Date Total Leverage Ratio	24

6.18	Existing Indebtedness	24

6.19	Perfection of Security	24

6.20	Monitoring Fee	24

SECTION 7. affirmative COVENANTS		24

7.1	Payment of Note Obligations	24

7.2	Financial Statements	24

7.3	Certificates; Other Information	26

7.4	Other Information; Audit	28

7.5	Notices	28

7.6	Payment of Liabilities	29

7.7	Preservation of Existence, Etc.	30

7.8	Maintenance of Properties	30

7.9	Maintenance of Insurance	30

7.10	Compliance with Laws	31

7.11	Books and Records; Accountants	32

7.12	Inspection Rights; Appraisal Rights	32

7.13	Use of Proceeds	32

7.14	Formation of Subsidiaries	33

7.15	Information Regarding the Collateral	33

7.16	Financial Covenants	34

7.17	Physical Inventories	34

7.18	Environmental Laws	34

7.19	Further Assurances	34

7.20	Compliance with Terms of Leaseholds	34

7.21	Material Contracts	35

7.22	ERISA	35

7.23	Monitoring Fee	36

7.24	Senior Debt Document Terms	36

7.25	Post-Closing Matters	36

SECTION 8. NEGATIVE COVENANTS		36

8.1	Liens	36

8.2	Investments	37

8.3	Indebtedness	37

8.4	Fundamental Changes	37

8.5	Dispositions	37

8.6	Restricted Payments	37

8.7	Payments and Prepayments of Indebtedness	38

8.8	Change in Nature of Business	38

8.9	Transactions with Affiliates	38

8.10	Burdensome Agreements	38

8.11	Use of Proceeds	39

8.12	Amendment of Material Documents	39

8.13	Corporate Name; Fiscal Year	39

8.14	Consignments	39

8.15	Antilayering	39

8.16	Capital Expenditures	40

8.17	Change of Control	40

8.18	No Amendment To Transition Services Agreement	40

8.19	New Headquarters	40

8.20	Stock Options	40

8.21	Licensing	40

8.22	Leases	40

8.23	Hoop Expenses	40

8.24	Foreign Transfers	40

SECTION 9. EVENTS OF DEFAULT		41

9.1	Payment Default	41

9.2	Certain Covenants	41

9.3	Reporting Default	41

9.4	Other Defaults	41

9.5	Attachments	41

9.6	Insolvency Proceeding, etc.	42

9.7	Judgments	42

9.8	Payment Default on Other Indebtedness	42

9.9	Breach of Representations or Warranties	42

9.10	Guaranty	42

9.11	Enforceability of Note Documents	43

9.12	Material Adverse Effect	43

9.13	Governmental Action	43

9.14	Employee Plans	43

9.15	Business Interruption	43

9.16	Restatements	44

SECTION 10. RESTRICTIONS ON TRANSFER; LEGENDS		44

10.1	Assignments	44

10.2	Restrictive Legend	45

10.3	Termination of Restrictions	45

SECTION 11. GUARANTEE		45

11.1	Guarantee of Note Obligations	45

11.2	Continuing Obligation	47

11.3	Waivers with Respect to Note Obligations	48

11.4	Note Purchasers’ Power to Waive, etc.	50

11.5	Information Regarding the Issuer, etc.	50

11.6	Certain Guarantor Representations	51

11.7	Subrogation	51

11.8	Subordination	52

11.9	Limitation on Guaranty	53

SECTION 12. COLLATERAL AGENT		53

12.1	Collateral Agent’s Authority to Act, etc.	53

12.2	Collateral Agent’s Resignation	53

12.3	Concerning the Collateral Agent	54

v

12.4	Indemnification	55

12.5	Assumption of Collateral Agent’s Rights	55

SECTION 13. MISCELLANEOUS		55

13.1	Expenses	55

13.2	Indemnity	56

13.3	[INTENTIONALLY OMITTED]	57

13.4	Intercreditor Agreement	57

13.5	Amendments and Waivers	57

13.6	Independence of Covenants	57

13.7	Notices	57

13.8	Survival of Warranties and Certain Agreements	59

13.9	Failure or Indulgence Not Waiver; Remedies Cumulative	59

13.10	Severability	60

13.11	Heading	60

13.12	Applicable Law	60

13.13	Successors and Assigns; Subsequent Holders	60

13.14	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	60

13.15	WAIVER OF JURY TRIAL	60

13.16	Counterparts; Effectiveness	61

13.17	Confidentiality	61

13.18	USA PATRIOT ACT	61

13.19	Entirety	62

SCHEDULES AND EXHIBITS

Schedule
I	Note Purchasers and Purchase Price of Notes
II	Wire Instructions of the Note Purchasers
2.4	Use of Proceeds – Hoop Cash Costs
5.1	Note Parties Organizational Information
5.6	Litigation
5.8.2(1)	Owned Real Estate
5.8.2(2)	Leased Real Estate
5.8.3	Existing Liens
5.8.4	Existing Investments
5.8.5	Existing Indebtedness
5.9	Environmental Matters
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property
5.18(1)	Collective Bargaining Agreements
5.18(2)	Employees
5.18(3)	Collective Bargaining Agreement and Certain Employee Agreements
5.18(4)	Employees Party to Employment Agreements
5.21.1	DDAs
5.21.2	Credit Card Arrangements
5.22	Brokerage Fees
5.24	Material Contracts
5.33	Hoop Expenses
7.3	Financial and Collateral Reporting
7.16	Financial Covenants
7.16(a)	Closing Date EBITDA
7.16(b)	Closing Date Total Leverage Ratio
7.16(g)	EBITDA – New Headquarters Related Charges
7.16(h)	EBITDA – Stock Options Related Charges
T-1	Letters of Credit

Exhibit
A	Form of Senior Secured Second Lien Note
B	Form of Intercreditor Agreement
C	Form of Security Agreement

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of July     , 2008 and is entered into by and among The Children’s Place Retail Stores, Inc.  (the “Issuer”), a corporation incorporated under the laws of Delaware, as issuer, the parties listed as Guarantors on the signature pages hereto (the Guarantors and the Issuer being referred to collectively as the “Note Parties”, and each such Person a “Note Party”), Sankaty Advisors, LLC as Collateral Agent for the Note Purchasers, Crystal Capital Fund Management, L.P. as Syndication Agent for the Note Purchasers, and each Note Purchaser listed on Schedule I attached hereto (collectively, the “Note Purchasers”).

RECITALS

WHEREAS, the Issuer will issue to the Note Purchasers Senior Secured Second Lien Notes (the “Notes”) in the aggregate original principal amount of $85,000,000 in the form attached as Exhibit A hereto in order to finance the working capital, capital expenditures, certain obligations owed by the Issuer to third parties as a result of the Hoop bankruptcy, the repayment of the outstanding balance under the Issuer’s Existing Credit Agreement, and for general corporate purposes and fees and expenses in relation to the Issuer’s business.

WHEREAS, on or around the date hereof, the Issuer will enter into a revolving credit agreement with Wells Fargo Retail Finance, LLC, the borrowings in respect of which are also to be used in order to finance the working capital, capital expenditures, certain obligations owed by the Issuer to third parties as a result of the Hoop bankruptcy, and for general corporate purposes and fees and expenses in relation to the Issuer’s business.

WHEREAS, pursuant to certain collateral documents dated on or around the date hereof, the Note Parties will grant in favor of the Collateral Agent, for the benefit of each of the Note Purchasers, liens in respect of the collateral described in the Collateral Documents, to secure the Note Parties’ obligations in respect of the Notes .

WHEREAS, in order to, among other things, govern the priority of the liens held by the Revolving Agent and the Collateral Agent, the Revolving Agent and the Collateral Agent will enter into that certain Intercreditor Agreement (as amended, modified or supplemented from time to time, the “Intercreditor Agreement”), in substantially the form attached as Exhibit B.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Note Parties and the Note Purchasers agree as follows:

SECTION 1.  DEFINITIONS.

1.1                                 Certain Defined Terms; Rules of Construction.  Capitalized terms used in this Agreement have the meanings set forth in Annex I hereto.  Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term “Section” refers to sections of this Agreement, (b) the capitalized term “Exhibit” refers to exhibits to this Agreement, (c) the capitalized term “Schedules” refers to schedules to this Agreement, (d) references to a particular Section include all subsections thereof, (e) the word “including” shall be construed as “including without limitation”, (f) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, (g) references to a particular Person or entity include such Person’s or entity’s successors and assigns to the extent not prohibited by this Agreement, (h) references to “$”, “cash”, “dollars” or similar references means United States dollars, paid in cash or other immediately available funds.  References to “the date hereof” mean the date first set forth above and (i) any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).

1.2                                 Accounting Terms.  Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied using the Issuer’s historical accounting practices.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.  If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Note Document, then the Issuer and the Note Purchasers agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Issuer and its Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of the Required Purchasers to any required amendments of such provisions shall be sufficient to bind all of the Note Purchasers.  “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by the Issuer’s certified public accountants; and (iii) purchase accounting adjustments under FASB 141 or 142 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves.  All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.  If the Issuer and the Required Purchasers agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Note Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change.  If the Issuer and the Required Purchasers cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Note Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

SECTION 2.  PURCHASE AND SALE OF THE NOTES.

2.1                                 Purchase and Sale of the Notes.  Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Issuer hereby agrees to sell to each Note Purchaser, and each such Note Purchaser agrees to purchase from the

Issuer, at the Closing, a Note in the original principal amount and purchase price set forth on Schedule I.

2.2                                 The Closing.  The purchase and sale of the Notes will occur at a closing (the “Closing”) to be held on July     , 2008, at 10:00 a.m. (New York time), at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Ave., New York, NY 10166, or at such other date, time and/or location as may be agreed upon by the parties hereto.

2.3                                 Payment of Purchase Price.  At the Closing, against payment by the Note Purchasers by wire transfer of immediately available funds in the purchase price set forth on Schedule I, the Issuer will deliver Notes registered in the names of the Note Purchasers in the principal amounts set forth on Schedule I.

2.4                                 Use of Proceeds.  The proceeds of the sale by the Issuer of the Notes hereunder shall be used solely to provide financing for working capital; Capital Expenditures; expenses related to the Disney Store Termination Agreements; certain obligations owed by the Issuer to third parties as a result of the Hoop bankruptcy in an aggregate amount not to exceed $20,000,000 (net of receipts from Disney), as more fully described on Schedule 2.4 attached hereto; the repayment of the outstanding balance under the Issuer’s Existing Credit Agreement; and general corporate purposes and fees and expenses.

SECTION 3.  TERMS OF THE NOTES

3.1                                 Interest on the Notes.  The Notes shall bear interest at a rate equal to the respective Applicable Rate for such Notes on the unpaid principal amount thereof (and on any interest or other amount owing hereunder that is not paid when due, to the extent permitted by applicable law) from and including the Closing Date (or as applicable, a Supplemental Closing Date) until the principal amount shall have been paid in full.  During the pendency of any Event of Default, the interest rate on the Notes shall be increased by 2% per annum over the then Applicable Rate.

3.1.1.                                             Interest Payment Dates.  All accrued interest on the Notes shall be payable, in arrears, in cash, on the last Business Day of each month (each an “Interest Payment Date”).

3.1.2.                                             Calculation of Interest.  Interest on the Notes shall be computed on the basis of the actual number of days elapsed over a 360-day year.  In computing such interest, the date or dates of the making of the Notes shall be included and the date of payment shall be excluded.

3.2                            Payment of Notes.

3.2.1.                                             Payment at Maturity.  The entire principal amount of the Notes then outstanding, any accrued and unpaid interest on the Notes and all other Note Obligations (except for contingent obligations for which no demand has been made) shall be due and payable on, and shall be paid in full in cash on, the Maturity Date of the Notes.  The Issuer understands and acknowledges that it is obligated for the entire principal amount of the Notes issued by it, any accrued and unpaid interest on such Notes and all other Note Obligations.

3.2.2.                                             Voluntary Prepayments.  The  Notes may be prepaid at the Issuer’s option, at any time, and from time to time, in whole or in part (in a minimum amount and in increments of $1,000,000, or such lesser amount as is then outstanding), on 5 Business Days’ prior notice to the respective Note Purchasers whose Notes are to be prepaid; provided, that any such voluntary prepayment of Notes shall include the Applicable Premium on the amount so prepaid.

3.2.3.                                             Offer to Repurchase Upon a Change of Control.

3.2.3.1.                                     Condition to Issuer Action.  Not later than 5 Business Days prior to a Change of Control, the Issuer shall give to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in Section 3.2.3.2, accompanied by the certificate described in Section 3.2.3.5.

3.2.3.2.                                     Offer to Prepay Notes.  Any offer to prepay Notes contemplated by Section 3.2.3.1 or Sections 3.2.4.1 through 3.2.4.3 shall be an offer by the Issuer to prepay, in accordance with and subject to this Section 3.2.3 the Notes (and in the case of Section 3.2.3.1, all, and not less than all, of the Notes) of the Issuer held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on the date specified in such offer (the “Proposed Prepayment Date”) that is not less than 30 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day which is at least 45 days after the date of such offer).

3.2.3.3.                                     Acceptance; Rejection.  A holder of Notes may accept the offer to prepay made pursuant to this Section 3.2.3 by causing a notice of such acceptance to be delivered to the Issuer at least 10 days prior to the Proposed Prepayment Date.

3.2.3.4.                                     Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 3.2.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment plus the Applicable Premium if any.  All prepayments pursuant to this Section 3.2.3 are subject to the terms and conditions set forth in the Intercreditor Agreement and Section 3.2.4.5 and shall only be required to be made to the extent expressly permitted to be made pursuant to the terms and conditions of the Intercreditor Agreement.  The Issuer shall give the Collateral Agent prior written notice of making a mandatory prepayment pursuant to Section 2.05(d) of the Revolving Loan Agreement.

3.2.3.5.                                     Officer’s Certificate.  Each offer of the Issuer to prepay Notes pursuant to this Section 3.2.3 shall be accompanied by a certificate, executed by a senior financial officer of the Issuer and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 3.2.3 (or 3.2.4.1 through 3.2.4.3 as applicable); (iii) the principal amount of each Note offered to be prepaid (which shall be 100% of the principal amount of such Note); (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) the amount of the Applicable Premium, if any (vi) that the conditions of this Section 3.2.3 have been fulfilled; and (vii) in reasonable detail, the nature and date of the Change of Control, if applicable.

3.2.4.                                             Other Mandatory Prepayments.

3.2.4.1.                                     Promptly upon the receipt by any Note Party of the proceeds of any voluntary or involuntary Disposition by any Note Party of property or assets (including casualty losses or condemnations but excluding Dispositions which qualify as Permitted Dispositions;

provided, however, that to the extent that Permitted Dispositions (other than under clause (a), (c) or (d) of the definition of Permitted Dispositions), exceed $4,000,000 per Fiscal Year, then any such amount in excess of $4,000,000 per Fiscal Year shall not constitute Permitted Dispositions for the purposes of this Section 3.2.4), the Issuer shall make an offer to prepay the outstanding principal amount of the Note Obligations in accordance with Sections 3.2.3.2 through 3.2.3.5 (including, without limitation, to the payment of the Applicable Premium on the amount so prepaid) in an amount equal to 100% of the Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such Dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) the Issuer shall have given the Collateral Agent prior written notice of the Issuer’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such Disposition and (C) the Note Parties complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, the Note Parties shall have the option to apply up to $5,000,000 per Fiscal Year (not to exceed $15,000,000 in the aggregate for all Fiscal Years without consent of the Required Purchasers and in no event shall such amount include Net Cash Proceeds from any sale and lease-back by any Note Party) of such monies to the costs of replacement of the property or assets that are the subject of such Disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, any such amounts shall be paid to the Collateral Agent and applied in accordance with Section 3.2.3.4.  Nothing contained in this Section 3.2.4.1 shall permit any Note Party to Dispose of any property or assets other than in accordance with Section 8.5.

3.2.4.2.                                     Promptly upon the receipt by any Note Party of any Extraordinary Receipts, the Issuer shall offer to prepay the outstanding principal amount of the Note Obligations in accordance with Sections 3.2.3.2 through 3.2.3.5 in an amount equal to 100% of the Net Cash Proceeds of such Extraordinary Receipts.

3.2.4.3.                                    Promptly upon the issuance or incurrence by any Note Party of any Indebtedness (other than Indebtedness permitted under Section 8.3), or any equity issuance by a Note Party, the Issuer shall offer to prepay the outstanding principal amount of the Note Obligations in accordance with Sections 3.2.3.2 through 3.2.3.5 (including, without limitation, to the payment of the Applicable Premium on the amount so prepaid) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance or incurrence.  The provisions of this Section 3.2.4.3 shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

3.2.4.4.                                    Within 10 days of the earlier of (A) delivery to the Note Purchasers of a certificate of a Responsible Officer of the Issuer containing the calculations for Excess Cash Flow for any measurement period ending on or after January 31, 2009, or (B) (i) delivery to the Note Purchasers of audited annual financial statements pursuant to Section 7.2.1, commencing with the delivery to the Note Purchasers of financial statements for Fiscal Year ended January 31, 2009 or, (ii) if such financial statements are not delivered to Note Purchasers on the date such reports are required to be delivered pursuant to Section 7.2.1, the date such reports are required to be delivered to the Note Purchasers pursuant to Section 7.2.1, the Note Parties shall prepay the outstanding principal amount of the Note Obligations in accordance with Section 3.3 in an amount equal to (X) with respect to such payment due in respect of Fiscal Year ended January 31, 2009, 50% of the aggregate Excess Cash Flow of the Note Parties for the Fiscal Year ending on January 31, 2009 and (Y) with respect to each payment due in respect of each Fiscal Year thereafter, 50% of the Excess Cash Flow of the Note Parties for such Fiscal Year; provided, that, the Note Parties shall be permitted to prepay an additional amount equal to 25% of the Excess Cash Flow of the Note Parties for each such Fiscal Year in clause (A) and (B), which prepayment, for the avoidance of doubt, shall not require the payment of any Applicable Premium.

3.2.4.5.                                     All prepayments pursuant to this Section 3.2.4 are subject to the terms and conditions set forth in the Intercreditor Agreement and shall only be required to be made to the extent expressly permitted to be made pursuant to the terms and conditions of the Intercreditor Agreement.  The Issuer shall give the Collateral Agent prior written notice of making a mandatory prepayment pursuant to Section 2.05(d) of the Revolving Loan Agreement.

3.2.4.6.                                     AHYDO.  Notwithstanding anything to the contrary contained in Section 3 above, if (1) the Notes remain outstanding after the fifth anniversary of the initial issuance thereof and (2) the aggregate amount of the accrued but unpaid interest on the Notes (including interest paid in kind and any amounts treated as interest for U.S. federal income tax purposes, such as “original issue discount”) as of any Testing Date occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual, then all such accrued but unpaid interest on the Notes (including any amounts treated as interest for federal income tax purposes, such as “original issue discount”) as of such time in excess of an amount equal to the Maximum Accrual shall be paid in cash by the Issuer (or its successors) to the holders thereof before the end of such Testing Date, it being the intent of the parties hereto that the deductibility of interest under the Notes shall not be limited or deferred by reason of Section 163(i) of the Code.  For these purposes, the “Maximum Accrual” is an amount equal to the product of such Notes’ issue price (as defined in Code Sections 1273(b) and 1274(a)) and their yield to maturity, and a “Testing Date” is any Interest Payment Date and the date on which any “accrual period” (within the meaning of Section 1272(a)(5) of the Code) closes.

3.3                            Prepayment Procedures.

3.3.1.                                             If fewer than all of the Notes are to be paid or prepaid, the Issuer shall pay or prepay the Notes on a pro rata basis.

3.3.2.                                             Upon surrender of a Note that is paid or prepaid in part, the Issuer shall, at the request of the applicable Note Purchaser, promptly execute and deliver to the holder (at the expense of the Issuer) a new Note equal in principal amount to the unpaid portion of the Note surrendered.

3.3.3.                                             Each Note Purchaser agrees that before disposing of the Note held by it, or any part thereof (other than by granting participations therein), such Note Purchaser will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Issuer of the name and address of the transferee of that Note; provided, that the failure to make (or any error in the making of) a notation of the payments made under such Note or to notify the Issuer of the name and address of a transferee shall not limit or otherwise affect the obligation of the Issuer hereunder or under such Note.

3.3.4.                                             All payments or prepayments (whether voluntary or mandatory) shall include the payment of accrued and unpaid interest to, but not including, the date of such prepayment on the principal amount of the Notes so prepaid.

3.3.5.                                             All prepayments pursuant to this Section 3.3 are subject to the terms and conditions set forth in the Intercreditor Agreement and shall only be required to be made to the extent expressly permitted to be made pursuant to the terms and conditions of the Intercreditor Agreement.  The Issuer shall give the Collateral Agent prior written notice of making a mandatory prepayment pursuant to Section 2.05(d) of the Revolving Loan Agreement.

3.4                            Taxes.

3.4.1.                                             Subject to Section 3.3.4, any and all payments by the Issuer hereunder or with respect to any Note or Note Guarantee shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings in any such case imposed by the United States or any political subdivision thereof, excluding taxes imposed or based on the recipient Note Purchaser’s overall net income, and franchise or capital taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).  If the Issuer or any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Note Purchaser, (i) the sum payable shall be increased as may be reasonably necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4) such Note Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Issuer or Guarantor shall make such deductions and (iii) the Issuer or Guarantor shall remit the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.  Within 30 days after the date of any payment of Taxes, the Issuer or Guarantor shall furnish to such Note Purchaser the original or certified copy of a receipt evidencing payment thereof.

3.4.2.                                             In addition, the Issuer and the Guarantors agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

3.4.3.                                             Each Note Purchaser of Notes organized under the laws of a jurisdiction outside the United States, prior to its receipt of any payment on the Notes, shall provide the Issuer with (i) Internal Revenue Service Form W-8ECI, W-8BEN, W-8EXP or W-8IMY, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Note Purchaser is entitled to benefits under an income tax treaty to which the United States is a party, which exempts the recipient from United States withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Code), certifying that such Note Purchaser is entitled to an exemption from United States withholding tax on interest payments made pursuant to this Agreement.

3.4.4.                                             For any period with respect to which a Note Purchaser has failed to provide the Issuer with the appropriate form pursuant to Section 3.4.3, such Note Purchaser shall not be entitled to any additional amounts or indemnification under this Section 3.4 with respect to Taxes imposed by the United States; provided, however, that should a Note Purchaser which is otherwise exempt from Taxes become subject to Taxes because of its failure to deliver a form required hereunder, the Issuer shall take such steps as such Note Purchaser shall reasonably request to assist such Note Purchaser to recover such Taxes.

3.4.5.                                             The Issuer and the Guarantors will indemnify each Note Purchaser for the full amount of Taxes or Other Taxes as provided in Sections 3.4.1 and 3.4.2 (to the extent not previously paid under Section 3.4.1 or 3.4.2 above) imposed on such Note Purchaser and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payment in respect of any such indemnification shall be made within 30 days from the date such Note Purchaser makes written demand therefor.

3.4.6.                                             In the event that the Issuer or a Guarantor makes an additional payment under Section 3.4.1, 3.4.2 or 3.4.5 for the account of any Note Purchaser and such Note Purchaser, in its sole opinion and absolute discretion, determines that it has finally and irrevocably received or been granted a credit against, or relief or remission from, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Note Purchaser shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Issuer or Guarantor, as applicable, such amount as such Note Purchaser shall, in its sole opinion, have determined is attributable to such deduction or withholding and will leave such Note Purchaser (after such payment) in no worse position than it would have been had the Issuer or Guarantor not been required to make such deduction or withholding.  Nothing contained herein shall (i) interfere with the right of a Note Purchaser to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Note Purchaser to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or (iii) require any Note Purchaser to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

3.4.7.                                             Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section 3.4 shall survive the payment in full of principal and interest under the Notes.

3.5                            Manner and Time of Payment.

3.5.1.                                             All payments with respect to any Notes shall be made pro rata to the Note Purchasers without defense, set off or counterclaim in same day funds and shall be made by wire transfer to the Note Purchasers’ respective accounts designated in Schedule II hereto (or such other account or address or to the attention of such other Person as the applicable Note Purchaser shall have specified by prior written notice to the Issuer) so as to be actually received not later than 3:00 p.m. (Boston time) on the date such payment is due; provided that funds received by such Note Purchasers after 3:00 p.m. (Boston time) shall be deemed to have been paid on the next succeeding Business Day.

3.5.2.                                             Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such additional period shall be included in the computation of the payment of interest hereunder or under the Notes.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF NOTE PURCHASERS.

In order to induce the Issuer to enter into this Agreement, each Note Purchaser individually (but not on behalf of any other Note Purchaser) represents and warrants for the benefit of the other Note Purchasers and the Issuer that, as of the Closing Date:

4.1                                 Legal Capacity; Due Authorization.  Such Note Purchaser has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and that this Agreement has been duly executed and delivered by such Note Purchaser and is the legal, valid and binding obligation of such Note Purchaser enforceable against it in accordance with the terms hereof.

4.2                                 Restrictions on Transfer.  Such Note Purchaser has been advised that the Notes have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available, and that the Notes may have to be held by such Note Purchaser for an indefinite period of time.  Such Note Purchaser is aware that the Issuer is not under any obligation to effect any such registration with respect to the Notes or to file for or comply with any exemption from registration.  Such Note Purchaser is purchasing the Notes to be acquired by such Note Purchaser hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act; provided, however, that except as provided in Section 10 of this Agreement, the disposition of such Note Purchaser’s property shall at all times be and remain in its control and sole discretion.

4.3                                 Accredited Investor, etc.  Such Note Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and to bear the economic risk of such investment for an indefinite period of time.  Such Note Purchaser (i) is an “accredited investor” as that term is defined in Regulation D under the Securities Act and (ii) has been represented by counsel in the purchase of the Notes to be purchased by it and is aware of the limitations of state and federal securities laws with respect to the disposition of the Notes.  Such Note Purchaser acknowledges that such Note Purchaser has had an opportunity to examine the financial and business affairs of the Issuer and the Note Parties and an opportunity to ask questions of and receive answers from the Issuer’s and the Note Parties’ management.

4.4                                 No Advertisement.  There has been no advertisement by such Note Purchaser of the Notes in printed public media, radio, television or telecommunications, including electronic display (for the avoidance of doubt, after the Closing Date the Note Purchasers may advertise entering into the transactions contemplated by this Agreement).

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE NOTE PARTIES.

In order to induce each Note Purchaser to enter into this Agreement and to purchase the Notes to be purchased by such Note Purchaser hereunder, each Note Party represents and warrants to the Collateral Agent and each Note Purchaser that:

5.1                                 Existence, Qualification and Power.  Each Note Party and each Subsidiary thereof: (a) is a corporation, limited liability company, partnership or limited partnership, duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as currently conducted or as proposed to be conducted and (ii) execute, deliver and perform its obligations under the Note Documents to which it is a party; and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Schedule 5.1 annexed hereto sets forth, as of the Closing Date, each Note Party’s name as it appears in official filings in its state of incorporation or organization and the name under which each Note Party conducts its business (if different), its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, its federal employer identification number and the address of its chief executive office and principal place of business.

5.2                                 Authorization; No Contravention.  The execution, delivery and performance by each Note Party of each Note Document to which such Person is, or is to be, a party has been duly authorized by all necessary corporate or other organizational action and does not and will not: (a) contravene the terms of any of such Person’s Governing Documents; (b) conflict in any material respect with, or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) any governmental licenses, permits, authorizations, consents and approvals, except in each case referred to in this clause (b), to the extent that any such conflict, breach, termination, contravention or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation of any Lien upon any asset of any Note Party (other than Liens in favor of the Collateral Agent under the Collateral Documents); or (d) violate any Law.

5.3                                 Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Note Party of this Agreement or any other Note Document, except for (a) the perfection or maintenance of the Liens created under the Collateral Documents (having the priority set forth in the Intercreditor Agreement), or (b) such as have been obtained or made and are in full force and effect.

5.4                                 Binding Effect.  This Agreement has been, and each other Note Document, when delivered, will have been, duly executed and delivered by each Note Party that is party thereto.  This Agreement constitutes, and each other Note Document when so delivered will constitute, a legal, valid and binding obligation of such Note Party, enforceable against each Note Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.5                                 Financial Statements; No Material Adverse Effect.

5.5.1.                                             The audited consolidated, balance sheet of the Note Parties and their Subsidiaries as at February 2, 2008, and the audited statements of income and related cash flows of each such Persons for the Fiscal Year then ended (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Issuer and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Issuer and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

5.5.2.                                             The unaudited Consolidated balance sheet of the Issuer and its Subsidiaries dated May, 2008, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Month ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Issuer and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

5.5.3.                                             Projections for the Note Parties and their Subsidiaries for the five year period ended on or around January 31, 2012 (the “Projections”).  The Projections are based upon estimates and assumptions stated therein, all of which the Issuer believes to be reasonable and fair in light of reasonably foreseeable business conditions and current facts known to the Issuer and, as of the Closing Date, reflects the Issuer’s good faith and reasonable estimate of the future financial performance of the Note Parties and of the other information projected therein for the period set forth therein, it being recognized by the Note Purchasers that such projections as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such Projections may differ from the projected results set forth therein.

5.5.4.                                             Since February 2, 2008, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.6                            Litigation.  Except as otherwise set forth in Schedule 5.6, there are no actions, suits, judgments, proceedings, claims or disputes pending or, to the knowledge of the Note Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Note Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Note Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.7                            No Default.  No Note Party or any Subsidiary is in default under or with respect to, or party to, any Material Contract or any Material Indebtedness.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Note Document.

5.8                            Ownership of Property; Liens; Lease Agreements.

5.8.1.                                             Each of the Note Parties and each Subsidiary thereof has good record and marketable title in fee simple to all real property owned by such Person necessary or used in the ordinary conduct of its business, free and clear of all Liens, other than Permitted Encumbrances.  Each of the Note Parties and each Subsidiary thereof has valid leasehold interests in at least 95% of all the real property leased by such Person necessary or used in the ordinary conduct of its business, free and clear of all Liens, other than Permitted Encumbrances and, as to the remaining 5% of such leased property, there are no defaults under such leasehold interests, except for such defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Note Parties and each Subsidiary has good and marketable title to or a valid leasehold interest in all personal property and assets necessary or used in to the ordinary conduct of its business (excluding Intellectual Property) as currently conducted or as proposed to be conducted, free and clear of all Liens, other than Permitted Encumbrances, except for such defects in title and leasehold interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Note Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use, all Intellectual Property necessary or used in the ordinary conduct of its business as currently conducted or as proposed to be conducted, free and clear of all Liens, other than Permitted Encumbrances

5.8.2.                                             Schedule 5.8.2(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Note Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date.  Each Note Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Note Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Schedule 5.8.2(2) sets forth the address (including street address, county and state) of all Leases of the Note Parties, together with a list of the lessor and its contact information with respect to each such Lease as of the Closing Date.  At least 95% of the aggregate number of Leases are in full force and effect as of the Closing Date and the Note Parties are not in default of the terms of such Leases. There is no current litigation, threatened litigation or material disputes in respect of any of the Leases; except, in each case, as could not reasonably be expected to have a Material Adverse Effect.  None of the Leases are part of a master lease agreement.

5.8.3.                                             Schedule 5.8.3 sets forth a complete and accurate list of all Liens on the property or assets of each Note Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the property or assets of such Note Party or such Subsidiary subject thereto and for each Lien that secures Indebtedness in excess of $1,000,000, the principal amount of the obligations secured thereby.  The property of each Note Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.8.3, and Permitted Encumbrances; provided, that, the aggregate amount of Indebtedness secured by the Liens set forth on Schedule 5.8.3 shall not exceed $3,000,000.

5.8.4.                                             Schedule 5.8.4 sets forth a complete and accurate list of all Investments held by any Note Party or any Subsidiary of a Note Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.8.5.                                             Schedule 5.8.5 sets forth a complete and accurate list of all Indebtedness of each Note Party or any Subsidiary of a Note Party as of the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity thereof and Schedule T-1 sets forth a complete and accurate list of all letters of credit of the Note Parties.  As of the Closing Date, after giving effect to the transactions contemplated hereby, the Note Parties have no Indebtedness except for the Note Obligations, the Indebtedness set forth on Schedule 5.8.5 and Permitted Indebtedness.

5.9                            Environmental Compliance.

5.9.1.                                             No Note Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except in each case, as could not, individually or in the aggregate be expected to have a Material Adverse Effect.

5.9.2.                                             Except as otherwise set forth in Schedule 5.9, to the knowledge of the Note Parties, none of the properties currently or formerly owned or operated by any Note Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Note Party or any Subsidiary thereof or, to the best of the knowledge of the Note Parties, on any property formerly owned or operated by any Note Party or Subsidiary thereof; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Note Party or Subsidiary thereof; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Note Party or any Subsidiary thereof.

5.9.3.                                             Except as otherwise set forth on Schedule 5.9, no Note Party or any Subsidiary thereof is undertaking, and no Note Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Note Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in material liability to any Note Party or any Subsidiary thereof.

5.10                      Insurance.  The properties of the Note Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Note Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Note Parties or the applicable Subsidiary operates.  Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Note Parties as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11                           Taxes.  The Note Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation.  There is no proposed tax assessment against any Note Party or any Subsidiary that would, if made, have a Material Adverse Effect.  No Note Party or any Subsidiary thereof is a party to any tax sharing agreement.

5.12                      ERISA Compliance.

5.12.1.                                       Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto and, to the best knowledge of the Issuer, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Note Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.  No Lien imposed under the Code or ERISA exists or, to the knowledge of the Issuer, is likely to arise on account of any Plan.

5.12.2.                                       There are no pending or, to the best knowledge of the Issuer, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.  To the best knowledge of the Issuer, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

5.12.3.                                       Except as could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Note Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Note Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Note Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13                      Subsidiaries; Equity Interests.  The Note Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary, listed by class, and setting forth the number and percentage of the outstanding Equity Interests of each such class owned directly or indirectly by the applicable Note Party.  All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Note Party (or a Subsidiary of a Note Party) in the amounts specified on Part (a) of Schedule 5.13, free and clear of all Liens except for those created under the Security Documents and the Collateral Documents.  The Note Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  Part (c) of Schedule 5.13 is a complete and accurate description of the authorized Equity Interests of each Note Party, by class, and a description of the number of shares of each such class that are issued and outstanding.  All of the outstanding Equity Interests in the Note Parties have been validly issued, and are fully paid and non-assessable and, other than with respect to the Issuer, are owned in the amounts specified on Part (c) of Schedule 5.13, free and clear of all Liens except for those created under the

Security Documents and the Collateral Documents.  Except as set forth in Schedule 5.13, there are no subscriptions, options, warrants, or calls relating to any shares of any Note Party’s Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.  No Note Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.  The copies of the Governing Documents of each Note Party and each amendment thereto provided pursuant to Section 6.3 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.14                      Margin Regulations; Investment Company Act.

5.14.1.                                       No Note Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of the proceeds from the sale of the Notes shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the sale of the Notes to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

5.14.2.                                       None of the Note Parties, any Person Controlling any Note Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                      Disclosure.  Each Note Party has disclosed to the Collateral Agent and the Note Purchasers all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Note Party to the Collateral Agent or any Note Purchasers in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Note Document (in each case, as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Note Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16                      Compliance with Laws.  Each of the Note Parties and each Subsidiary is in compliance in all respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                      Intellectual Property; Licenses, Etc.  Each Note Party owns, or holds licenses in, all Intellectual Property, trade names, patent rights and other authorizations that are necessary to the conduct of its business as currently conducted and as proposed to be conducted, and attached hereto as Schedule 5.17 is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which a Note Party is the owner or is an exclusive licensee.  To the best knowledge of the Issuer after reasonable inquiry, (i) there is no action, proceeding, claim or complaint pending or, threatened in writing to be brought against any Note Party which might jeopardize any of such Person’s interest in any of the foregoing licenses, patents, copyrights, trademarks, trade names, designs or applications, except those which are not, in the aggregate, material to the Note Parties’ financial condition, results of operations or business and (ii) no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Note Party or any Subsidiary infringes upon any rights held by any other Person.

5.18                      Labor Matters.  There are no strikes, lockouts, slowdowns or other material labor disputes against any Note Party or any Subsidiary thereof pending or, to the knowledge of any Note Party, threatened which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.18(1), the hours worked by and payments made to employees of the Note Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters, except for any noncompliance which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 5.18(2), no Note Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state Law.  All payments due from any Note Party and its Subsidiaries, or for which any claim may be made against any Note Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Note Party. Except as set forth on Schedule 5.18(3), no Note Party or any Subsidiary is a party to or bound by (i) any collective bargaining agreement, or (ii) management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement, in each case in this clause (ii), imposing commitments on such Note Party or Subsidiary under such agreement in excess of $3,000,000 per year. There are no representation proceedings pending or, to any Note Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Note Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Note Party or any Subsidiary pending or, to the knowledge of any Note Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Note Party or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The consummation of the transactions contemplated by the Note Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Note Party or any of its Subsidiaries is bound.  Each Note Party and its Subsidiaries are in material compliance with all requirements pursuant to employment standards, labor relations, health and safety, workers compensation and human rights laws, immigration laws and other applicable employment legislation.  To the knowledge of the Note Parties, no officer or director of any Note Party who is party to an employment agreement with such Note Party is in violation of any term of any employment contract or proprietary information agreement with such Note Party; and to the knowledge of the Note Parties, the execution of the employment agreements and the continued employment by the Note Parties of the such persons, will not result in any such violation.

Schedule 5.18(4) sets forth the names and titles of each officer and director of each Note Party who is party to an employment agreement.

5.19         Collateral Documents.  The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Note Purchasers a legal, valid and enforceable security interest in the Collateral, and the Collateral Documents constitute, or will upon the filing of financing statements and/or the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable Uniform Commercial Code, the creation of a fully perfected Lien on, and security interest in, all right, title and interest of the Note Parties thereunder in such Collateral, in each case prior and superior in right to any other Person, except for (a) with respect to the Revolving Lenders Priority Collateral (as defined in the Intercreditor Agreement) only, Liens securing the obligations of the Issuer with respect to the Revolving Loan Documents, and (b) other Permitted Encumbrances having priority under applicable Law.

5.20         Solvency.  After giving effect to the transactions contemplated by this Agreement, each Note Party on a Consolidated basis are Solvent. No transfer of property has been or will be made by any Note Party and no obligation has been or will be incurred by any Note Party in connection with the transactions contemplated by this Agreement or the other Note Documents with the intent to hinder, delay, or defraud either present or future creditors of any Note Party.

5.21         Deposit Accounts; Credit Card Arrangements.

5.21.1.             Annexed hereto as Schedule 5.21.1 is a list of all DDAs maintained by the Note Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each blocked account bank.

5.21.2.             Annexed hereto as Schedule 5.21.2 is a list describing all arrangements as of the Closing Date to which any Note Party is a party with respect to the processing and/or payment to such Note Party of the proceeds of any credit card charges for sales made by such Note Party.

5.22         Brokers.  Other than those set forth on Schedule 5.22, no broker or finder brought about the obtaining, making or closing of the Notes or transactions contemplated by the Note Documents, and no Note Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.  Each Note Party hereby jointly and severally indemnifies each Credit Party against, and agrees that such Person will hold each such Credit Party harmless from, any claim, demand or liability, including reasonable attorneys’ fees, for any broker’s, finder’s or placement fee or commission incurred by such indemnifying party or the Issuer or its Affiliates or a representative of such Person.

5.23         Customer and Trade Relations.  There exists no actual or, to the knowledge of any Note Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Note Party with any customer or supplier which represents over 5% of annual purchase or supply commitments of the Note Parties.

5.24         Material Contracts.  No Note Party is in default under any contract, lease or commitment to which such Person is a party or by which such Person is bound,  under contracts, leases or commitments which are not, individually or in the aggregate, material to such Person’s financial condition, results of operations or business.  Set forth on Schedule 5.24 is a description of all Material Contracts of the Note Parties, showing the parties and principal subject matter thereof and amendments and modifications thereto; provided, however, that the Issuer may amend Schedule 5.24 to add additional Material Contracts so long as such amendment occurs by written notice to the Collateral Agent not less than 5 days after the date on which such Note Party enters into such Material Contract after the Closing Date.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to either result in a Material Adverse Effect or expose the Note Parties to liabilities greater than $5,000,000, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Note Party or its Subsidiaries and, to the best of the Issuer’s knowledge, each other Person that is a party thereto in accordance with its terms, (b)  is not in default due to the action or inaction of any Note Party or its Subsidiaries and (c) the consummation of the financing arrangements contemplated hereunder, will not constitute or create a default or create a right of termination under any Material Contract.

5.25         Casualty.  Neither the businesses nor the properties of any Note Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.26         Anti-Terrorism Laws.

5.26.1.             General Anti-Terrorism Laws.  To the knowledge of the Note Parties, after reasonable inquiry, none of the Note Parties nor any direct or indirect investor in any Note Party (other than the Note Purchasers or any direct or indirect investors in the Note Purchasers), is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.26.2.             Blocked Persons.  To the knowledge of the Note Parties, after reasonable inquiry, none of the Note Parties nor any direct or indirect investor in any Note Party (other than the Note Purchasers or any direct or indirect investors in the Note Purchasers), or their respective agents acting or benefiting in any capacity in connection with the transactions hereunder, is any of the following (each a “Blocked Person”):

5.26.2.1.          a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

5.26.2.2.          a Person owned or controlled  by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

5.26.2.3.          a Person or entity with which any Note Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

5.26.2.4.          a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

5.26.2.5.          a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

5.26.2.6.          a person or entity who is affiliated or associated with a person or entity listed above.

5.26.3.             Executive Order No. 13224.  To the best knowledge of the Note Parties, after reasonable inquiry, none of the Note Parties nor, to the knowledge of the Note Parties, any of its or their agents acting in any capacity in connection with the transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.27         Valid Issuance of the Notes.  The Notes, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly authorized and issued and free of restrictions on transfer, other than restrictions imposed under this Agreement and applicable securities laws.  Based in part upon the representations of the Note Purchasers in Section 4, the Notes will be issued in compliance with all United States securities laws.

5.28         Private Placement.  Assuming the truth and accuracy of the Note Purchasers’ representations set forth in Section 4.3 of this Agreement, the initial offer, sale and issuance of the Notes to the Note Purchasers as contemplated by this Agreement is exempt from the prospectus and registration requirements of the Securities Act.  Neither the Issuer nor any authorized agent acting on its behalf of it will take any action hereafter that would cause the loss of such exemption.

5.29         Transition Services Agreement.  No changes have been made to the Transition Services Agreement or the Asset Purchase Agreement.

5.30         New Headquarters.  All liabilities relating to the New Headquarters have been fully disclosed to the Note Purchasers and it is reasonably expected that future liability will not exceed $2,000,000.  For the avoidance of doubt, Capital Expenditures incurred after the Closing Date shall not be considered liabilities for purposes of this Section 5.30.

5.31         Stock Options. All liabilities relating to the Stock Options have been fully disclosed to the Note Purchasers.

5.32         License Agreements.  The Note Parties (as applicable) are in compliance with the terms and conditions of the License Agreements and there is no current litigation, threatened litigation or material disputes in respect of any of the License Agreements.

5.33         Hoop Expenses.  Schedule 5.33 correctly sets forth the cash costs actually incurred by the Note Parties and an estimate of reasonable projected cash costs of the Note Parties relating to the Hoop bankruptcy proceedings and the Hoop Sale.

5.34         Product Recall.  There has been no material product recall of any of the products of the Note Parties.

SECTION 6.  CLOSING CONDITIONS.

The obligation of each Note Purchaser to purchase and pay for the Notes provided for hereunder is subject to the satisfaction or waiver by the Note Purchasers of the following conditions, each as of the Closing Date:

6.1           Representations and Warranties; No Default.  All representations and warranties of the Note Parties contained in this Agreement shall be true and correct in all material respects, and there shall exist no Default or Event of Default under any of the Note Documents or any other material agreement to which any Note Party is a party as of the Closing Date, after giving effect to the transactions contemplated hereby.

6.2           Use of Proceeds.  The proceeds from the issuance of the Notes shall be used for the purposes set forth in Section 2.4.

6.3           Delivery of Documents.  The Note Purchasers shall have received the following items, each of which shall be in form and substance reasonably satisfactory to the Note Purchasers and, unless otherwise noted, dated the Closing Date:

6.3.1.               Duly executed copies of this Agreement, the other Note Documents to which any Note Party is a party, and the Notes issued in the names of the respective Note Purchasers as set forth on Schedule I.

6.3.2.               Duly executed copies of the release agreement, settlement agreement, settlement order and other documents related to the termination of the Issuer’s agreements with the Disney Store, including any modifications or amendments thereof (the “Disney Store Termination Agreements”), which shall each be in a form acceptable to the Note Purchasers in their sole discretion.

6.3.3.               Duly executed copies of the Revolving Loan Documents.

6.3.4.               Resolutions of the board of directors or other equivalent governing body of each Note Party, approving the transactions contemplated by this Agreement and each other Note Document to which such Note Party is a party, and approving and authorizing the execution, delivery and performance of this Agreement and each of the other Note Documents to which it is a party and approving and authorizing, as applicable, the issuance and sale of the Notes, the execution, delivery and payment of the Notes, in each case, certified as of the Closing Date by such party’s Secretary or an Assistant Secretary or other equivalent officer as being in full force and effect without modification or amendment.

6.3.5.               A certificate of the Secretary or an Assistant Secretary or other equivalent officer of each Note Party, dated the Closing Date, as to the incumbency and signature of the officers of each Note Party executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary or other equivalent officer;

6.3.6.               A copy of a certificate of the Secretary of State, Registrar or similar Governmental Authority of the jurisdiction of organization of each Note Party, dated as of a recent date prior to the Closing Date, and certifying that (i) if applicable, each Note Party has paid all franchise taxes due as of the date of such certificate, and (ii) each Note Party is duly organized and (to the extent applicable in its jurisdiction of organization) in good standing under the laws of the jurisdiction of its organization.

6.3.7.               A certificate of each Note Party signed on its behalf by an officer or manager duly authorized, dated the Closing Date (the statements made in which certificate shall be true on and as of such date) listing all Governing Documents of such Persons, including any amendments thereto, certifying that (i) such copies are true and correct copies of the (A) Governing Documents and all amendments thereto, (B) its bylaws as in effect on the Closing Date (which shall be reasonably satisfactory to the Note Purchasers in all respects), (C) a good standing certificate with respect to such Person issued by the Secretary of State of the jurisdiction of its organization, (ii) there has not been any proceeding for the dissolution or liquidation of such Person, (iii) the representations and warranties of the Note Parties contained in this Agreement are true in all respects as of the Closing Date (except to the extent that such representation or warranty expressly relates to an earlier date and except for representations and warranties that are not qualified by materiality, which are true in all material respects), (iv) no event has occurred and is continuing or would result from the transactions contemplated under this Agreements, that constitutes a Default or an Event of Default, (v) the Note Parties on a consolidated basis are Solvent, (vi) such Person is in compliance with all terms of this Agreement as of the Closing Date (except for representations and warranties in Section 5 that are not qualified by materiality, which are true in all material respects), (vii) the conditions specified in Section 6 have been fulfilled in all respects (except as expressly waived in writing by the Collateral Agent) and (viii) such Person is duly qualified and in good standing as a foreign corporation in each state or other jurisdiction and has filed all annual reports required to be filed to the date of such certificate, except to the extent such failure to be duly qualified and in good standing as a foreign corporation could not reasonably, individually or in the aggregate, be expected to have a Material Adverse Effect.

6.3.8.               [Reserved]

6.3.9.               A favorable opinion of Gibson, Dunn & Crutcher LLP, special counsel to the Note Parties, addressed to the Note Purchasers covering such matters as are typical to financings and such other matters as the Note Purchasers shall reasonably request, and in form and substance satisfactory to the Note Purchasers.

6.3.10.             A favorable opinion of Stroock & Stroock & Lavan LLP, special counsel to the Note Parties, addressed to the Note Purchasers covering such matters as are typical to financings and such other matters as the Note Purchasers shall reasonably request, and in form and substance satisfactory to the Note Purchasers.

6.3.11.             [Reserved]

6.3.12.             A favorable opinion of McGuireWoods LLP, Virginia counsel to the Note Parties, addressed to the Note Purchasers covering such matters as the Note Purchasers shall reasonably request, and in form and substance satisfactory to the Note Purchasers.

6.3.13.             The Note Purchasers shall have received a copy of the Projections, and such are in form and substance satisfactory to the Note Purchasers.

6.3.14.             The Note Purchasers shall have received written instructions from the Issuer directing the application of proceeds of the Notes made pursuant to this Agreement.

6.3.15.             All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to the Note Purchasers and their counsel.

6.3.16.             A letter from the Note Parties to their independent auditors authorizing the independent certified public accountants of the Note Parties to communicate with the Collateral Agent.

6.3.17.             Certificate of insurance for each Note Party, copies of the property, casualty, liability and business interruption insurance policies for each Note Party (if any) and copies of  liability insurance policies for each Note Party (if any) as required pursuant to Section 7.9.

6.3.18.             Each applicable Note Party shall have duly authorized, executed and delivered such other certificates, instruments, agreements and other documents and papers reasonably requested by the Note Purchasers in connection with the transactions contemplated hereby in form and substance satisfactory to such Note Purchasers.

6.3.19.         A duly executed intellectual property security agreement dated the Closing Date and signed by each Note Party which owns licenses, trademarks, or copyrights, in form and substance reasonably satisfactory to the Purchasers, together with all instruments, documents and agreements executed pursuant thereto.

6.3.20.         As soon as practicable and not later than 30 days after the closing date, the Issuer shall make commercially reasonable efforts to obtain a duly executed landlord consent from each landlord that executed such a consent in favor of the Revolving Agent permitting the Collateral Agent to remove the personal property of the Note Parties from each relevant location owned by such landlord, reasonably satisfactory in form and substance to the Collateral Agent, in its sole discretion.

6.4           Corporate/Capital Structure.  The Note Purchasers shall be satisfied with the ownership, corporate and legal structure and capitalization of the Note Parties, including, without limitation, the terms and conditions of any Capital Stock, options, warrants or other securities issued by the Note Parties and any agreements related thereto.

6.5           Authorizations, Consents and Approvals.  Each Note Party shall have received any and all necessary authorizations, consents and approvals and shall have made any and all filings and shall have satisfied all applicable waiting periods necessary in connection with the consummation of the Transactions and the other transactions contemplated by this Agreement and the other Note Documents.

6.6           No Material Adverse Effect.  Nothing shall have occurred (and the Note Purchasers shall not be aware of any facts or conditions not previously known) which the Note Purchasers shall, in their sole discretion, determine has or could be reasonably expected to have, a Material Adverse Effect.  There shall not have occurred any fact, circumstance, change, effect or occurrence or event of default that has a Material Adverse Effect.

6.7           Litigation.  There shall exist no action, suit, investigation, litigation or proceeding affecting the Note Parties or any of its properties pending or, to any Note Parties’ knowledge threatened, before any court, governmental agency or arbitrator that, in the determination of the Note Purchasers, (i) purports to affect the legality, validity or enforceability of this Agreement, the Notes, or any other Note Document or the transactions contemplated hereby and thereby or (ii) purports to restrain, enjoin or otherwise prohibit or impose material adverse limitations on the consummation of the Transactions.  No order, judgment or decree of any court, arbitrator or governmental body shall enjoin or restrain the Note Purchasers from acquiring the Notes or from making the loans evidenced by the Notes.

6.8           Disclosure.  All factual information furnished by or on behalf of the Note Parties and their parent companies in writing to the Note Purchasers or the Collateral Agent (including this Agreement and any exhibits, schedules or certificates made or delivered in connection herewith (other than any proposed budgets and projections)), taken as a whole, are true and correct in all material respects as of the date on which they were dated or certified and do not omit to state a material fact necessary to make the statements herein or therein, when taken as a whole, not misleading in any material respect, in light of the circumstances under which they were made, which has not been corrected or amended prior to the execution of this Agreement.

6.9           Due Diligence.  The Note Purchasers shall have completed their business, legal, and collateral due diligence, including but not limited to (a) a review of any Material Contracts, (b) a review of an appraisal of the Issuer’s intellectual property reflecting a net orderly liquidation value of $40,000,000, in each case, the results of which, shall be satisfactory to Note Purchasers in their sole discretion;

6.10         Hoop Bankruptcy.  The Note Purchasers shall be satisfied with the terms and implementation of the bankruptcy proceeding of Hoop and, in particular, with any amounts to be funded by the Issuer and with any retained liability of the Issuer;

6.11         Transition Services Agreement and HOOP Sale.  The Note Purchasers shall, in their sole discretion, be satisfied with the terms of the Transition Services Agreement and the Hoop Sale;

6.12         New Headquarters.  The Note Parties shall have fully disclosed to the Note Purchasers all liabilities relating to the New Headquarters and the Note Purchasers shall be satisfied, in their sole discretion, that no other liabilities exist or are expected to arise in respect of same;

6.13         Stock Options.  The Note Parties shall have fully disclosed to the Note Purchasers all liabilities relating to the Stock Options and all such liabilities could not reasonably be expected to have a Material Adverse Effect;

6.14         Other Fees and Expenses.  On the Closing Date, all reasonable expenses of the Note Purchasers (including, without limitation, reasonable legal fees and expenses) incurred in connection with the negotiation and execution of this Agreement and the other Note Documents shall have been paid by the Issuer.

6.15         Ancillary Documents.  Each applicable Note Party shall have delivered to the Collateral Agent any side letters or agreements relating to the Transactions not previously disclosed to the Collateral Agent between the Note Parties or their Affiliates and any of the Revolving

Lenders, any Affiliates of the foregoing or any other third party (other than any fee letters relating to the fees payable under the Revolving Loan Debt).

6.16         Senior Credit.  All of the closing conditions set forth in the Revolving Loan Agreement shall have been satisfied (other than the consummation of the purchase and sale of the Notes) and the transactions contemplated thereby have been consummated concurrently with the consummation of the purchase of the Notes.  The terms, commitment amount and availability at closing of the Revolving Loan Debt shall be in form and substance satisfactory to the Note Purchasers.

6.17         Closing Date Total Leverage Ratio.  The Note Parties and their Subsidiaries shall have a Closing Date Total Leverage Ratio (as defined in Schedule 7.16(b)) that is not greater than 2.5 to 1.00.

6.18         Existing Indebtedness.  After giving effect to the transactions contemplated by this Agreement, none of the Note Parties shall have outstanding any Indebtedness, other than the Note Obligations, the Indebtedness set forth on Schedule 5.8.5 and Permitted Indebtedness.

6.19         Perfection of Security.  Each Note Party shall have duly authorized, executed, acknowledged and delivered such security agreements, notices, memoranda of intellectual property security interests and other instruments as the Note Purchasers may have reasonably requested, and shall have authorized the filing of financing statements, all in order to perfect the Liens purported or required pursuant to this Agreement, the Security Agreement or any other Note Document to be created in the Collateral and hereby agrees to pay or shall have paid all filing or recording fees or taxes required to be paid in connection with the filing, registration or recordation thereof, including any recording, mortgage, documentary, transfer or intangible taxes.

6.20         Monitoring Fee.  The Collateral Agent shall have received the Monitoring Fee payable on the Closing Date.

SECTION 7.  AFFIRMATIVE COVENANTS

Until payment in full of the Note Obligations, the Note Parties shall, and (except in the case of the covenants set forth in Sections 7.2, 7.3, and 7.5) cause each Subsidiary to:

7.1           Payment of Note Obligations.  Subject to the terms and conditions of the Intercreditor Agreement, duly and punctually pay the principal, interest and any other amounts owing under this Agreement and the Notes when due under the terms of this Agreement, and each Note Party will observe and comply with all other requirements applicable to it pursuant to this Agreement and the other Note Documents.

7.2           Financial Statements.  Deliver to the Collateral Agent, in form and detail satisfactory to the Collateral Agent:

7.2.1.               as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Issuer (commencing with the Fiscal Year ending in January 2009), a Consolidated and consolidating balance sheet of the Issuer and its Subsidiaries as at the end of such Fiscal Year, the related Consolidated and consolidating statements of income or operations and Shareholders’ Equity and the related Consolidated statement of cash flows (with consolidating reconciliation of cash from the balance sheet to the statement of cash flows that is reasonably acceptable to the Collateral Agent) for such Fiscal Year, setting forth in each case in, but only with respect to the Consolidated statements, comparative form the figures for (i) the previous Fiscal Year and (ii) such period set forth in the projections delivered pursuant to Section 7.2.3, all in reasonable detail and prepared in accordance with GAAP, such Consolidated, and where relevant consolidating statements to be audited and accompanied by (a) a report and unqualified opinion of BDO Seidman, LLP or another public accounting firm of nationally recognized standing reasonably acceptable to the Collateral Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would cause any noncompliance with the provisions of Section 7.16; (b) an opinion of such public accounting firm independently assessing the Note Parties’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Collateral Agent does not object and (c) as to statements not covered by an audit, certification by a Responsible Officer of the Issuer to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated and consolidating financial statements of the Issuer and its Subsidiaries;

7.2.2.               as soon as available, but in any event within thirty (30) days after the end of each Fiscal Month of each Fiscal Year of the Issuer (except with respect to the last Fiscal Month of each Fiscal Quarter, with respect to which the applicable period for delivery shall be forty-five (45) days rather than thirty (30) days), a Consolidated and consolidating balance sheet of the Issuer and its Subsidiaries as at the end of such Fiscal Month, the related Consolidated and consolidating statements of income or operations (and with respect to the last Fiscal Month of each Fiscal Quarter, Shareholders’ Equity) and the related Consolidated statement of cash flows (with consolidating reconciliation of cash from the balance sheet to the statement of cash flows that is reasonably acceptable to the Collateral Agent) for such Fiscal Month, and for the portion of the Fiscal Year then ended, setting forth in each case in, but only with respect to the Consolidated statements, comparative form the figures for (i) such period set forth in the projections delivered pursuant to Section 7.2.3 hereof, (ii) the corresponding Fiscal Month of the previous Fiscal Year, and (iii) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated, and where relevant consolidating statements to be certified by a Responsible Officer of the Issuer as fairly presenting the financial condition, results of operations and cash flows of the Issuer and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

7.2.3.               as soon as available, but in any event (i) on or before January 31st of each Fiscal Year of the Issuer, a preliminary month-by-month business plan for the following Fiscal Year prepared by management of the Issuer and reviewed by the board of directors of the Issuer, and (ii) on or before March 1st of each Fiscal Year of the Issuer, a final month-by-month business plan for such Fiscal Year prepared by management of the Issuer (which final business plan shall be approved by the board of directors of the Issuer by March 31st of such Fiscal Year), in each case the form of which shall be substantially similar to the business plan for the Fiscal Year ended on or about January 31, 2009 and the substance of which shall be reasonably satisfactory to the Collateral Agent, for such Fiscal Year; provided that, if the Issuer delivers a business plan that is not reasonably satisfactory to the Collateral Agent, but that otherwise complies with this Section 7.2.3, this Section 7.2.3 shall be deemed to be satisfied to the extent that the Issuer delivers a business plan reasonably satisfactory to the Collateral Agent on or before March 31 of such Fiscal Year.

7.3           Certificates; Other Information.  Deliver to the Collateral Agent, in form and detail satisfactory to the Collateral Agent:

7.3.1.               concurrently with the delivery of the financial statements referred to in Section 7.2.1, a certificate of its public accounting firm, to the extent permitted by its internal policies, certifying such financial statements and stating that, in making the examination necessary for their certification of such financial statements, such public accounting firm has not obtained any knowledge of the existence of any Event of Default under Section 9 or, if any such Event of Default shall exist, stating the nature and status of such event;

7.3.2.               concurrently with the delivery of the financial statements referred to in Section 7.2.2, (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Issuer, which shall include a certification as to the amount, if any, of rent under any Leases and any Taxes that have not been timely paid, and (ii) a copy of management’s analysis with respect to such financial statements, which analysis shall be consistent with the analysis previously provided by the Issuer under the Existing Credit Agreement.  In the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Issuer shall also provide a statement of reconciliation conforming such financial statements to GAAP;

7.3.3.               concurrently with the filing thereof (or upon the request of the Collateral Agent or its auditors, appraisers, accountants, consultants or other representatives), copies of each of the Issuer’s federal income tax returns, and any amendments thereto;

7.3.4.               promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Note Party by its public accounting firm in connection with the accounts or books of the Note Parties or any Subsidiary, or any audit of any of them, in each case to the extent permitted by the policies of its public accounting firm at such time;

7.3.5.               promptly after the same are available, copies of each annual report, proxy or financial statement, or other document, report or communication sent to the stockholders of the Note Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Note Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Collateral Agent pursuant hereto;

7.3.6.               the financial and collateral reports described on Schedule 7.3 hereto, at the times set forth in such Schedule;

7.3.7.               promptly after the furnishing thereof, (i) copies of any statement or report furnished to any holder of debt securities of any Note Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and (ii) copies of all notices and other communications received or delivered by a Note Party with respect to the Revolving Loan Documents (i) which indicate a breach or default of any such document, or (ii) which constitute a notice under Section 6.03 (Notices) of the Revolving Loan Agreement (to the extent not otherwise already provided to the Collateral Agent), in each case not otherwise required to be furnished to the Note Purchasers pursuant to Section 7.2 or any other clause of this Section 7.3;

7.3.8.               as soon as available, but in any event within 30 days after the end of each Fiscal Year of the Note Parties (or upon the request of the Collateral Agent or its auditors, appraisers, accountants, consultants or other representatives), (i) a certificate executed by an authorized officer of the Issuer certifying the existence and adequacy of the property and casualty insurance program carried by the Note Parties and their Subsidiaries, and (ii) a written summary of said program identifying the name of each insurer, the number of each policy and expiration date of each policy, the amounts and types of each coverage, and a list of exclusions and deductibles for each policy;

7.3.9.               promptly, and in any event within five Business Days after receipt thereof by any Note Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Note Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

7.3.10.             as soon as available and in any event within 90 days after the end of each Fiscal Year,  computations by the Note Parties demonstrating, as of the end of such Fiscal Year, compliance with Sections 7.16, inclusive, and setting forth the amount of the available basket under Section 3.2.4.1 and computations supporting adjustments to or use of the same during such period;

7.3.11.             (i) as soon as available and in any event within 45 days after the end of each Fiscal Quarter, computations by the Issuer demonstrating, as of the end of such quarter, compliance with Section 7.16 (such computation including, during such time period, any asset sales under Section 8.5 or the application Net Cash Proceeds), and setting forth the amount of the available basket under Section 3.2.4.1 and computations supporting any adjustments to or use of the same during such period and (ii) as soon as available and in any event with 30 days after the end of each of the Fiscal Months ending November 30 and December 31, computations by the Issuer demonstrating, as of the end of such Fiscal Month, compliance with Section 3.1 of Schedule 7.16;

7.3.12.             on the first Wednesday of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), a copy of the most recently prepared borrowing base certificate in the form delivered pursuant to Section 6.02(c) of the Revolving Loan Agreement;

7.3.13.             within 30 days after the end of each Fiscal Month, a report setting forth the monthly sales figures on a store-by-store basis for such Fiscal Month and, as to each store, a year-over-year comparison percentage with respect to the relevant portion of the previous Fiscal Year, and (y) within 45 days after the end of each Fiscal Quarter, a report setting forth the quarterly contributions analysis broken down on a store-by-store basis;

7.3.14.             upon request by any Note Purchaser, a report of revenue derived from the Licensing Agreements;

7.3.15.             copies of any physical inventories conducted under Section 6.15 of the Revolving Loan Agreement;

7.3.16.             upon request by any Note Purchaser, copies of any reports delivered to the Revolving Lenders pursuant to the Revolving Loan Agreement; and

7.3.17.             promptly, such additional information regarding the business affairs, financial condition or operations of any Note Party or any Subsidiary, or compliance with the terms of the Note Documents, as the Collateral Agent or any Note Purchaser may from time to time reasonably request.

Financial statements required to be delivered pursuant to Section 7.3.5 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Issuer posts such documents, or provides a link thereto on the Issuer’s website on the Internet at the website address listed in Section 13.7; or (ii) on which such documents are posted on the Issuer’s behalf on EDGAR or another Internet or intranet website, if any, to which each Note Purchaser and the Collateral Agent have access (whether a commercial, third-party website or whether sponsored by the Collateral Agent); provided that: (i) the Issuer shall deliver paper copies of such documents to the Collateral Agent or any Note Purchaser that requests the Issuer to deliver such paper copies until a written request to cease delivering paper copies is given by the Collateral Agent or such Note Purchaser and (ii) the Issuer shall notify the Collateral Agent and each Note Purchaser (by facsimile or electronic mail) of the posting of any such documents and provide to the Collateral Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance, the Issuer shall be required to provide paper copies of the Compliance Certificates required by Section 7.3.2 to the Collateral Agent.  The Collateral Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Note Parties with any such request for delivery, and each Note Purchaser shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.4           Other Information; Audit.  From time to time at reasonable intervals upon request of the Collateral Agent, furnish to the Collateral Agent and such Note Purchaser such other information regarding the business, assets, financial condition, or income of the Note Parties (i) as the Collateral Agent may reasonably request, including copies of all tax returns, licenses, agreements, leases and instruments to which any of the Note Parties is party, and (ii) copies of any information delivered to the Revolving Agent as furnished to under Section 6.14 (Information Regarding the Collateral) of the Revolving Loan Agreement.

7.5           Notices.  Promptly notify the Collateral Agent:

7.5.1.               of the occurrence of any Default or Event of Default;

7.5.2.               of (x) any litigation or any administrative or arbitration proceeding which creates a material risk of resulting, after giving effect to any applicable insurance, in the payment by the Note Parties and their Subsidiaries of more than $1,000,000, (y) any undischarged or unpaid judgments or decrees in excess of $2,500,000, singly or in the aggregate, or (z) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, any default under, or termination of, a Material Contract or with respect to Material Indebtedness of any Note Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Note Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or any administrative or arbitration proceeding affecting any Note Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

7.5.3.               of any undischarged or unpaid judgments or decrees in excess of $3,000,000, individually or in the aggregate;

7.5.4.               of the occurrence of any ERISA Event;

7.5.5.               of any material change in accounting policies or financial reporting practices by any Note Party or any Subsidiary thereof;

7.5.6.               of any change in any Note Party’s senior executive officers;

7.5.7.               of the discharge by any Note Party of its present public accounting firm or any withdrawal or resignation by such public accounting firm;

7.5.8.               of any collective bargaining agreement or other labor contract to which a Note Party becomes a party, the application for the certification of a collective bargaining agent, or any labor negotiations or strikes;

7.5.9.               of the filing of any Lien for unpaid Taxes against any Note Party;

7.5.10.             of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; and

7.5.11.             of any failure by any Note Party to pay rent at (i) ten percent (10%) or more of such Note Party’s locations or (ii) any of such Note Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect.

Each notice pursuant to this Section 7.5 shall be accompanied by a statement of a Responsible Officer of the Issuer setting forth details of the occurrence referred to therein and stating what action the Issuer has taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.5.1 shall describe with particularity any and all provisions of this Agreement and any other Note Document that have been breached.

7.6           Payment of Liabilities.  Pay and discharge in full as the same shall become due and payable, all its obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (ii) all lawful claims (including, without limitation, claims for labor, materials and supplies and claims of landlords, warehousemen, customs brokers, and carriers) which, if unpaid, would by law become a Lien upon its property (other than a Permitted Encumbrance), and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (a) the validity or amount thereof (other than payroll taxes or taxes that are the subject of a United States federal tax lien) is being contested in good faith by appropriate proceedings diligently conducted, (b) such Note Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.  The Issuer will, upon request, furnish the Collateral Agent with proof satisfactory to the Collateral Agent indicating that the applicable Person has made the payments or deposits described in clause (i), (ii) and (iii) above.  Each Note Party shall, and shall cause each of its Subsidiaries to, pay in conformity with its customary practice all accounts payable incident to the operations of such Person not referred to in this Section 7.6, above.

7.7           Preservation of Existence, Etc.  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 8.4 or 8.5.

7.8           Maintenance of Properties.

7.8.1.               Keep its properties in such repair, working order and condition, and shall from time to time make such repairs, replacements, additions and improvements thereto, as are reasonably necessary for the efficient operation of its business and shall comply at all times in all material respects with all material franchises, licenses and leases to which it is party so as to prevent any loss or forfeiture thereof or thereunder, except where (i) compliance is at the time being contested in good faith by appropriate proceedings and (ii) failure to comply with the provisions being contested has not resulted, and which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.8.2.               Take all reasonable actions to possess and maintain all Intellectual Property material to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property.  No Note Party nor any of its Subsidiaries shall take any action, or fail to take any action, that could reasonably be expected to (i) result in the invalidity, abandonment, misuse, lapse, or unenforceability of Intellectual Property which is material to the conduct of the business of the Note Parties or (ii) knowingly infringe upon or misappropriate any rights of other Persons.

7.8.3.               Do all things reasonably necessary in order to comply with all Environmental Laws at any Real Property or otherwise in connection with their operations noncompliance with which could reasonably be expected to cause a Material Adverse Effect, and obtain all permits and other governmental authorizations for their operations under applicable Environmental Laws other than such permits and other authorizations the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.

7.9           Maintenance of Insurance.

7.9.1.               Maintain with financially sound and reputable insurance companies reasonably acceptable to the Collateral Agent and not Affiliates of the Note Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Collateral Agent.  None of the Note Purchasers, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 7.9.  Each Note Party shall look solely to its insurance companies or any other parties other than the Note Purchasers for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against the Note Purchasers or its agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Note Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Note Purchasers and their agents and employees.  The designation of any form, type or amount of insurance coverage by any Note Purchaser under this Section 7.9 shall in no event be deemed a representation, warranty or advice by such Note Purchaser that such insurance is adequate for the purposes of the business of the Note Parties or the protection of their properties.

7.9.2.               Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Note Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Note Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Note Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Note Parties, the Collateral Agent or any other party shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties. Each such policy referred to in this Section 7.9.2 shall also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium, except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason, except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent. The Issuer shall deliver to the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

7.9.3.               Permit any representatives that are designated by the Collateral Agent to inspect the insurance policies maintained by or on behalf of the Note Parties and to inspect books and records related thereto and any properties covered thereby.  The Note Purchasers shall pay the reasonable fees and expenses of any representatives retained by the Collateral Agent to conduct any such inspection.

7.10         Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Note Parties in accordance with GAAP; (b) such contest effectively suspends enforcement of the contested Laws, and (c) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.11         Books and Records; Accountants.

7.11.1.             (i) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Note Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Note Parties or such Subsidiary, as the case may be.

7.11.2.             At all times retain BDO Seidman, LLP or another public accounting firm which is reasonably satisfactory to the Collateral Agent and instruct such public accounting firm in writing to cooperate with, and be available to, the Collateral Agent or its representatives to discuss the Note Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such public accounting firm, as may be raised by the Collateral Agent; provided that the Issuer shall be entitled to participate in any such meetings or discussions.  The Issuer hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to the Collateral Agent, at the Issuer’s expense, copies of the Issuer’s financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to the Collateral Agent any information they may have regarding the Collateral or the financial condition of the Issuer, in each case to the extent permitted by the policies of its public accounting firm or other third party at such time; provided that the Issuer shall be entitled to be provided with copies of any such financial statements, papers, accounting records or disclosures contemporaneously therewith.

7.12         Inspection Rights; Appraisal Rights.

7.12.1.             Permit representatives and independent contractors of the Collateral Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and public accounting firm, all at the expense of the Note Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Issuer; provided, however, that when an Event of Default has occurred and is continuing, the Collateral Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Note Parties at any time during normal business hours and without advance notice.

7.12.2.             Upon the request of the Collateral Agent, provide copies of any appraisals, commercial finance examinations and other evaluations conducted by the Revolving Agent to the Collateral Agent.  The Collateral Agent may, in its discretion, at the expense of the Note Parties undertake up to one Intellectual Property appraisal per Fiscal Year and an additional two Intellectual Property appraisals over the term of the Note Obligations. Notwithstanding anything to the contrary contained herein, the Collateral Agent may cause additional inventory appraisals, commercial finance examinations, and Intellectual Property appraisals to be undertaken (i) as it in its reasonable discretion deems necessary or appropriate, at its own expense, or (ii) if required by applicable Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Note Parties.

7.13         Use of Proceeds.  Use the proceeds of the Notes only for the purposes set forth in Section 2.4.

7.14         Formation of Subsidiaries.

7.14.1.             At the time that any Note Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date in accordance with Section 8.2, (a) cause such new Subsidiary (other than a Subsidiary that is a CFC) to provide to the Collateral Agent a joinder to this Agreement as a Guarantor and to the Security Agreement, in form and substance satisfactory to the Collateral Agent, (b) cause the direct parent of each such Subsidiary (if not the Issuer, as applicable) to pledge all of its equity interests in such Subsidiary pursuant to the Security Agreement and to cause each such Subsidiary to pledge its assets pursuant to the Security Agreement; and (c) provide to the Collateral Agent all other documentation, including one or more opinions of counsel satisfactory to the Collateral Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above; provided, that, with respect to clauses (a), (b) and (c), any newly acquired or formed Subsidiary that is a CFC shall only pledge up to 65% of its voting Equity Interests and 100% of its non-voting Equity Interests.  Any document, agreement, or instrument executed or issued pursuant to this Section 7.14 shall be a Note Document.

7.14.2.             From and after the Closing, take such action as is reasonably required by the Collateral Agent to grant or perfect a Security Interest in any assets of such Note Party.  Such Lien in favor of the Collateral Agent shall be senior and prior in right to all other Persons, except as otherwise provided in Section 8.3 or the Intercreditor Agreement.

7.15         Information Regarding the Collateral.

7.15.1.             Furnish to the Collateral Agent at least thirty (30) days prior written notice of any change in: (i) any Note Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Note Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Note Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Note Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Note Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

7.15.2.             From time to time as may be reasonably requested by the Collateral Agent, and not less than one time per Fiscal Year, the Issuer shall supplement each Schedule hereto, or any representation herein or in any other Note Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein).  Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Note Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default resulting from the matters disclosed therein.

7.16         Financial Covenants.  The Note Parties will comply with the covenants set forth on Schedule 7.16.

7.17         Physical Inventories.  Cause the Collateral Agent to receive copies of the results of any physical inventory required or requested by the Revolving Agent along with any related additional information provided to the Revolving Agent in connection with the physical inventories.

7.18         Environmental Laws.  (a)  Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits appropriate or necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Note Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Note Parties with respect to such circumstances in accordance with GAAP.

7.19         Further Assurances.

7.19.1.             Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which any Agent may request, to effectuate the transactions contemplated by the Note Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Note Parties. The Note Parties also agree to provide to the Collateral Agent, from time to time upon request, evidence satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

7.19.2.             If any material assets are acquired by any Note Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), notify the Collateral Agent, and the Note Parties will cause such assets to be subjected to a Lien securing the Note Obligations and will take such actions as shall be necessary or shall be requested by any Agent to grant and perfect such Liens, including actions described in Section 7.19.1, all at the expense of the Note Parties. In no event shall compliance with this Section 7.19 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 7.19 if such transaction was not otherwise expressly permitted by this Agreement.

7.20         Compliance with Terms of Leaseholds.  Except as otherwise expressly permitted hereunder (including, without limitation, in connection with Store closings permitted pursuant to clause (b) of the definition of Permitted Dispositions), make all payments and otherwise perform all obligations in respect of all Leases of real property to which any Note Party or any of its Subsidiaries is a party, keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Collateral Agent of any default by any party with respect to such Leases and cooperate with the Collateral Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.21         Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Collateral Agent and, upon request of the Collateral Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Note Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.22         ERISA.

7.22.1.             Comply in all material respects with the applicable provisions of ERISA or any other applicable federal, state, provincial, local or foreign law dealing with such matters, except where the failure to comply could reasonably be expected to result in a claim or liability against any Note Party or its Affiliates of $3,000,000 or more.

7.22.2.             Pay and discharge promptly any liability imposed upon it pursuant to the provisions of Title IV of ERISA; provided, however, that neither any Note Party nor any ERISA Affiliate or any other Subsidiary of the Note Parties shall be required to pay any such liability if (i) the amount, applicability or validity thereof shall be diligently contested in good faith by appropriate proceedings, and (ii) such Person shall have set aside on its books reserves, in the opinion of the independent certified public accountants of such Person, adequate with respect thereto.

7.22.3.             Deliver to the Collateral Agent, promptly, and in any event within 20 days, after (i) the occurrence of any Reportable Event in respect of a Plan, a copy of the materials that are filed with the PBGC, (ii) any Note Party or any  ERISA Affiliate or an administrator of any Plan files with participants, beneficiaries or the PBGC a notice of intent to terminate any such Plan, a copy of any such notice, (iii) the receipt of notice by any Note Party or any ERISA Affiliate or an administrator of any Plan from the PBGC of the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any such Plan, a copy of such notice, (iv) the request by any Note Purchaser of copies of each annual report that is filed on Treasury Form 5500 with respect to any Plan, together with certified financial statements (if any) for the Plan and any actuarial statements on Schedule B to such Form 5500, (v) any Note Party or any ERISA Affiliate knows or has reason to know of any event or condition which could reasonably be expected to constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Plan, an explanation of such event or condition, (vi) the receipt by any Note Party or any ERISA Affiliate of an assessment of withdrawal liability under Section 4201 of ERISA from a Multiemployer Plan, a copy of such assessment, (vii) any Note Party or any ERISA Affiliate knows or has reason to know of any event or condition which would reasonably be expected to cause any one of them to incur a liability under Section 4062, 4063, 4064 or 4069 of ERISA or Section 412(n)

or 4971 of the Code, an explanation of such event or condition, or (viii) any Note Party or any ERISA Affiliate knows or has reason to know that an application is to be, or has been, made to the Secretary of the Treasury for a waiver of the minimum funding standard under the provisions of Section 412 of the Code, a copy of such application, and in each case described in clauses (i) through (iii) and (v) through (vii) together with a statement signed by an officer setting forth details as to such Reportable Event, notice, event or condition and the action which such Note Party and any ERISA Affiliate proposes to take with respect thereto.

7.23         Monitoring Fee.  Pay to the Collateral Agent the Monitoring Fee when it is due and payable.

7.24         Senior Debt Document Terms.  To the extent that the Revolving Loan Documents are amended, enter into an amendment to amend this Agreement to the extent expressly permitted by the Intercreditor Agreement.

7.25         Post-Closing Matters.

7.25.1.             Concurrently with delivery to the Revolving Agent, the Issuer shall deliver to the Collateral Agent: (i) a copy of the American Land Title Association/American Congress on Surveying and Mapping form survey provided to the Revolving Agent; (ii) an endorsement to the mortgage title policy deleting the survey exception; (iii) evidence that all other actions that the Collateral Agent may deem necessary or desirable in order to create valid and subsisting Liens on the Alabama Property described in the mortgage prior in right to all other Liens except the Lien in favor of the Revolving Agent and Permitted Encumbrances having priority by operation of law has been taken and (iv) a fully paid (or, as to which, evidence of the payment of the applicable premium has been provided to the Collateral Agent) American Land Title Association Lender’s Extended Coverage title insurance policy or marked-up title commitment having the effect of a policy of title insurance in form and substance, with endorsements and in an amount acceptable to the Collateral Agent, issued by Stewart Title Guaranty Company, insuring the mortgage to be a valid and subsisting Lien on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens permitted under the Note Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Note Documents and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Collateral Agent may deem necessary or desirable.

SECTION 8.  NEGATIVE COVENANTS

Until payment in full of the Note Obligations, no Note Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.1           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Note Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

8.2           Investments.  Have outstanding, acquire or hold any Investment (or become contractually committed to do so), directly or indirectly, or incur any liabilities (including contingent obligations) for or in connection with any Investment, except Permitted Investments.

8.3           Indebtedness.  Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness.

8.4           Fundamental Changes.  (a) Merge, amalgamate, dissolve, liquidate, wind up, consolidate with or into another Person, reorganize, enter into a plan of reorganization, recapitalization or reclassify its Equity Interests (or agree to do any of the foregoing) or (b) suspend or go out of a substantial portion of its or their business or any material line of business, except that, so long as no Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

8.4.1.               any Subsidiary may merge, consolidate or amalgamate with (i) a Note Party, provided that the Note Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided further that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

8.4.2.               the Issuer may merge, consolidate or amalgamate with another Note Party, provided that the Issuer shall be the surviving entity of any such merger, consolidation or amalgamation;

8.4.3.               any CFC that is not a Note Party may merge into any CFC that is not a Note Party; and

8.4.4.               the Issuer shall be permitted to liquidate or dissolve Twin Brook at any time upon prior written notice to the Collateral Agent, provided that before, or within three (3) Business Days after, the liquidation or dissolution of Twin Brook, Twin Brook shall have contributed all of its assets to the Issuer and the Issuer shall have caused the former assets of Twin Brook, including, without limitation, the equity interests in Services Company, to be pledged to the Collateral Agent for the benefit of the Note Purchasers.  In the event of any liquidation or dissolution of Twin Brook in accordance with the preceding sentence, Twin Brook will automatically cease to be a Guarantor hereunder.

8.5           Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

8.6           Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

8.6.1.               each Subsidiary of a Note Party may make Restricted Payments to any Note Party, provided, that, during the occurrence and continuation of an Event of Default under this Agreement or the Revolving Loan Agreement, any dividend payments made by any Subsidiary of a Note Party whose Equity Interests are the Note Purchasers Priority Collateral shall be paid directly to the Collateral Agent;

8.6.2.               the Note Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

8.6.3.               the Issuer may repurchase up to $10,000,000 of its Capital Stock in any Fiscal Year and $40,000,000 in the aggregate so long as (i) the Leverage Ratio, both immediately before and after giving effect to such repurchase, is less than 1.75:1.00, (ii) no Event of Default or Default shall have occurred and be continuing or would arise therefrom and (iii) there has been at least $50,000,000 of Excess Availability as of the end of each of the three months preceding such repurchase, and on such date, after taking into account the repurchase of such stock; provided, that, the Issuer may not repurchase any of its Capital Stock for six months following the Closing Date; and

8.6.4.               the Note Parties may issue and sell Equity Interests provided that (i) (A) with respect to any Equity Interests, all dividends in respect of which are to be paid (and all other payments in respect of which are to be made) shall be in additional shares of such Equity Interests, in lieu of cash, (B) such Equity Interests shall not be subject to redemption other than redemption at the option of the Note Party issuing such Equity Interests, and (C) all payments in respect of such Equity Interests are expressly subordinated to the Note Obligations, and (ii) no Note Party shall issue any additional Equity Interests in a Subsidiary.

8.7           Payments and Prepayments of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness (other than the Revolving Obligations and the Note Obligations), or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (i) as long as no Event of Default shall have occurred and be continuing or would arise therefrom, regularly scheduled or mandatory repayments or redemptions of Permitted Indebtedness (other than the Revolving Obligations and the Note Obligations), (ii) Permitted Refinancing Indebtedness and (iii) as long as the Payment Conditions are satisfied, other repayments or prepayments of Permitted Indebtedness in an aggregate amount not to exceed $10,000,000 in any Fiscal Year.

8.8           Change in Nature of Business.  Engage in (a) any line of business substantially different from the business conducted by the Note Parties and their Subsidiaries on the date hereof, or (b) any type of activity reasonably likely to devalue the Issuer’s business or brand name, except as could not reasonably be expected to have a Material Adverse Effect.

8.9           Transactions with Affiliates.  Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Note Party, except for: (a) transactions that are in the ordinary course of business, upon fair and reasonable terms, that are fully disclosed to the Collateral Agent, and that are no less favorable to the Note Parties than would be obtainable by the Note Parties at the time in a comparable arm’s length transaction with a Person other than an Affiliate; (b) payment of insurance premiums to Twin Brook in an aggregate amount not to exceed $750,000 in any Fiscal Year; (c) transactions between the Issuer and Services Company in the ordinary course of business; (d) intercompany loans and advances or other intercompany Indebtedness permitted pursuant to clauses (b), (c), (e) and (j) of the definition of Permitted Indebtedness; and (e) intercompany Investments permitted pursuant to clauses (g), (h), (i) and (m) of the definition of Permitted Investments.

8.10         Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than the Revolving Loan Documents, this Agreement or any other Note Document) that

(a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Note Party or to otherwise transfer property to or invest in a Note Party, (ii) of any Subsidiary to Guarantee the Note Obligations, (iii) of any Subsidiary to make or repay loans to a Note Party, or (iv) of the Note Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.3 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

8.11         Use of Proceeds.  Use the proceeds from the sale of the Notes, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

8.12         Amendment of Material Documents.  Amend, modify or waive any of a Note Party’s rights under (a) its Governing Documents or (b) any Material Contract or Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder), in each case to the extent that such amendment, modification or waiver would be reasonably likely to have a Material Adverse Effect.

8.13         Corporate Name; Fiscal Year.

8.13.1.             Change the Fiscal Year of any Note Party, or the accounting policies or reporting practices of the Note Parties, except as required by GAAP.

8.13.2.             Change its name as it appears in official filings in the state of its incorporation or other organization (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which any material portion of the Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to the Collateral Agent and after the Collateral Agent’s written acknowledgment, which acknowledgment shall not be unreasonably withheld or delayed, that any reasonable action requested by the Collateral Agent in connection therewith, including to continue the perfection of any Liens in favor of the Collateral Agent, in any Collateral, has been completed or taken, and provided that any such new location of any Note Party or Domestic Subsidiary shall be in the continental United States.

8.14         Consignments.  Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

8.15         Antilayering.  Other than the Note Obligations, the Note Parties will not, and will not permit any of their Subsidiaries to, incur or in any fashion become or remain liable with respect to any Indebtedness of the Note Parties or any Subsidiary which, by its terms, is subordinated to any other Indebtedness of such Note Party or such Subsidiary and which is not expressly subordinated to the Note Obligations on terms satisfactory to the Required Purchasers.

8.16         Capital Expenditures.  Make Capital Expenditures in the Fiscal Year (i) ending on or about January 31, 2009 in excess of $86,200,000.00, and (ii) in excess of the Capital Expenditure grid, as follows:

Fiscal Year ending January 31	EBITDA Target	Maximum Capital Expenditures if EBITDA is less than the EBITDA Target	Maximum Capital Expenditures if EBITDA exceeds the EBITDA Target

2010	$172,800,000	$75,000,000	$85,000,000
2011	$194,400,000	$102,000,000	$122,000,000
2012	$239,490,000	$112,000,000	$134,000,000
2013	$239,200,000	$111,000,000	$133,000,000

provided, however, that the Required Purchasers may, in the exercise of their reasonable business judgment, increase any of the amounts set forth in the foregoing grid.  When making any determination whether to increase the foregoing amounts, the Required Purchasers may consider, among other things, the actual financial results of the Note Parties.

8.17         Change of Control.  Cause, permit, or suffer any Change of Control.

8.18         No Amendment To Transition Services Agreement.  Make any material amendments to the Transition Services Agreement (other than the extension of such agreement) unless any such amendments are reasonably satisfactory to the Required Purchasers.

8.19         New Headquarters.  Incur any liability in respect of the New Headquarters is excess of $2,000,000, excluding liability disclosed to the Note Purchasers prior to the Closing Date.

8.20         Stock Options.  Incur any liabilities in respect of the Stock Options which would cause a Material Adverse Effect.

8.21         Licensing.   Without the consent of the Required Purchasers, license more than $5,000,000 of the Intellectual Property of the Note Parties at less than fair market value to other parties.

8.22         Leases.  Be in material default under more than 5% of the Leases.

8.23         Hoop Expenses. Permit the costs actually incurred by the Note Parties and the projected costs of the Note Parties relating to the Hoop bankruptcy proceedings and the Hoop Sale to exceed the amounts scheduled on Schedule 5.33.

8.24         Foreign Transfers.  Permit the Note Parties located within the United States to (A) (i) make intercompany transfers outside the ordinary course of more than $10,000,000 per Fiscal Year in the aggregate to their affiliates in Canada, (ii) make intercompany transfers outside the ordinary course of business of more than $10,000,000 per Fiscal Year to their affiliates in Asia, or (iii) make intercompany transfers outside the ordinary course of business of more than $5,000,000 per Fiscal Year to their affiliates in Puerto Rico or (B) (i) receive as intercompany transfers outside the ordinary course from their affiliates in Canada more than $5,000,000 per Fiscal Year, (ii) receive as intercompany transfers from their affiliates in Asia more than $5,000,000 per Fiscal Year, or (iii) receive as intercompany transfers from their affiliates in Puerto Rico more than $5,000,000 per Fiscal Year.  An additional $5,000,000 may be transferred under each of Sections 8.24(A)(i), 8.24 (A)(ii), 8.24 (A)(iii), 8.24 (B)(i), 8.24 (B)(ii) and 8.24 (B)(iii) so long as the amount transferred is used to prepay the Note Obligations in accordance with Section 3.2.2.

SECTION 9.  EVENTS OF DEFAULT.

If one or more of the following events (herein referred to as “Events of Default”) shall occur and be continuing:

9.1           Payment Default.  If the Issuer fails to pay when due and payable, or when declared due and payable, (a) all or any portion of its Note Obligations consisting of interest, fees, or charges due the Note Purchasers or the Collateral Agent, reimbursement of, or other amounts (other than any portion thereof constituting principal) constituting Note Obligations, and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of its Note Obligations; or

9.2           Certain Covenants.

9.2.1.               Any Note Party shall default in the performance or observance of any covenant contained in any of Sections 3.2.3, 3.2.4, 7.5, 7.7, 7.9, 7.11 through 7.15 and 8 hereof; or

9.2.2.               Any Note Party fails to perform or observe any covenant or other agreement contained in any of Section 7 (other than Section 7.6 and those specified in Section 9.2.1 above) of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Note Party or (ii) written notice thereof is given to the Issuer by the Collateral Agent.

9.3           Reporting Default.  Failure by any Note Party to (i) furnish financial information within 15 days of when due or when requested, or (ii) permit the inspection of its books or records, in each case, when required pursuant to the terms of this Agreement; or

9.4           Other Defaults.  Any Note Party shall default in the performance or observance of any covenant, agreement or condition of this Agreement (other than those described or referred to in any other paragraph of this Section) or any other Note Document and such default shall continue unremedied for more than 20 days after the first to occur of (i) a Note Party obtaining actual knowledge of such default or (ii) receipt by a Note Party of written notice of such default from the Required Purchasers.

9.5           Attachments.  If any material portion of any Note Party’s or any of its Subsidiaries’ assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any third Person and the same are not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Note Party or its Subsidiary, as applicable; or

9.6           Insolvency Proceeding, etc.

9.6.1.               If an Insolvency Proceeding is commenced by any Note Party or any of their Subsidiaries; or

9.6.2.               If an Insolvency Proceeding is commenced against any Note Party or any of its Subsidiaries, and any of the following events occur:  (a) such Note Party or any of its Subsidiaries, as applicable, consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee, receiver, receiver-manager or other custodian or is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Note Party or any of its Subsidiaries, as applicable, or (e) an order for relief shall have been issued or entered therein; or

9.6.3.               If any Note Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs; or

9.6.4.               Any Note Party or any of its Subsidiaries shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business; or

9.7           Judgments.  If one or more judgments, orders, or awards involving an aggregate amount of $3,000,000 or more (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against any Note Party or any of its Subsidiaries with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by the applicable Note Party or its Subsidiary; or

9.8           Payment Default on Other Indebtedness.  If there is (i) any “Event of Default” (or any similar term) as defined in the Revolving Loan Documents, or (ii) a default or event of default in one or more agreements to which any Note Party or any of its Subsidiaries is a party with one or more third Persons relative to Indebtedness of any such Note Party or its Subsidiary (other than the Revolving Loan Debt) involving an aggregate amount of $1,500,000 or more, and with respect to this clause (ii) such default (x) occurs at or prior to the final maturity of the obligations thereunder, or (y) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the obligations of the Note Party or its Subsidiary thereunder; or

9.9           Breach of Representations or Warranties.  If any warranty, representation, statement, or Record made herein or in any other Note Document or delivered to the Collateral Agent or any Note Purchaser in connection with this Agreement or any other Note Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof; or

9.10         Guaranty.  If the obligation of any Guarantor under the Note Guarantee is limited or terminated by operation of law or by such Guarantor, or any such Guarantor becomes the subject of an Insolvency Proceeding; or

9.11         Enforceability of Note Documents.  Any provision of any Note Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Note Party, or a proceeding shall be commenced by any Note Party, or by any Governmental Authority having jurisdiction over any Note Party, seeking to establish the invalidity or unenforceability thereof, or any Note Party shall deny that it has any liability or obligation purported to be created under any Note Document; or

9.12         Material Adverse Effect.  A Material Adverse Effect occurs and is continuing; or

9.13         Governmental Action.  (i) Any Governmental Authority shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark, tradename or design of any Note Parties or any of its Subsidiaries, the continuation of which is material to the continuation the business of the Note Parties and their Subsidiaries taken as a whole or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within 60 days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of such Person’s business and the staff of such Governmental Authority issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of the Issuer’s business shall be revoked or terminated and not replaced by a substitute acceptable to the Required Purchasers within 30 days after the date of such revocation or termination, and, with respect to both clauses (i) and (ii), such revocation, proceedings or termination and non-replacement would reasonably be expected to have a Material Adverse Effect; or

9.14         Employee Plans.  An event or condition specified in Sections 5.12 or 7.22 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, the Issuer or any member of the Controlled Group shall incur, or in the reasonable opinion of the Collateral Agent be reasonably likely to incur, a liability to a Plan, or the PBGC (or both) which, in the reasonable judgment of the Collateral Agent, would have a Material Adverse Effect; or

9.15         Business Interruption.  The operations of the Note Parties at any material Real Property location are interrupted at any time for a period of 10 consecutive days, unless either (i) such business interruption is not reasonably likely to have a Material Adverse Effect on any Note Party, or (ii) the Note Parties shall (x) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that their per diem cash needs during such period is at least equal to their average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption (or, at the Note Parties’ election, any other consecutive three month period preceding the initial date of interruption and commencing subsequent to the Closing Date as then designated by the Note Parties) and (y) receive such proceeds in the amount described in clause (x) preceding not later than 30 days (with an additional 30 days in the event the proof of loss takes longer to obtain than the initial 30 days) following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (x) and (y) of this Section 9.15, an Event of Default shall be deemed to have occurred if (A) any of the Note Parties shall have ceased material operations for a period of 5 consecutive business days or (B) the Note Parties have received more than $10,000,000 in proceeds of business interruption insurance in the aggregate; or

9.16         Restatements.  At any time after the Closing Date, the Notes Parties materially and adversely restate any financial statement for any period prior to the Closing Date other than as a result of a change in GAAP or its application.

THEN, (i) upon the occurrence of any Bankruptcy Default, the unpaid principal amount of all Notes, together with accrued interest thereon, and, as liquidated damages and not as a penalty, an amount equal to the Applicable Premium then in effect, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Issuer and the other Note Parties, and (ii) upon the occurrence of any other Event of Default, the Required Purchasers may, upon written notice to the Issuer, declare the Notes to be due and payable, whereupon the principal amount of all Notes, together with accrued interest thereon, and, as liquidated damages and not as a penalty, an amount equal to the Applicable Premium then in effect, shall automatically become immediately due and payable, such without any other notice of any kind, and without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Issuer and the other Note Parties; provided, however, that if the principal of, premium, if any, and interest on the Notes due otherwise than by such declaration plus any expenses due and payable hereunder have been paid in full, and any and all Defaults (other than the nonpayment of principal and interest on the Notes that shall have become due by such declaration) shall have been remedied or waived, the Required Purchasers may waive all Defaults and rescind and annul any such declaration and consequences.

SECTION 10.  RESTRICTIONS ON TRANSFER; LEGENDS.

10.1         Assignments.

10.1.1.             Subject to Section 10.1.1.1, each Note Purchaser may at any time sell, assign, transfer, pledge or negotiate all or any part of its Notes without the consent of any Note Party; provided that such transfer of the Notes is in compliance with applicable United States federal and state securities laws.

10.1.1.1.          So long as no Event of Default shall have occurred and be continuing, (a) assignments will be limited to persons engaged in lending or purchasing and holding loans and securities in the ordinary course of business, and (b) no Note Purchaser may sell, assign, transfer or negotiate all or any part of its Notes without the Issuer’s consent, such consent not to be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, no consent shall be required to effect a sale, assignment, transfer or pledge of a Note to (i) any Affiliate of such Note Purchaser, (ii) with respect to any Note Purchaser which is a fund that invests in loans and/or investments, any other such fund managed by the same investment advisor as such Note Purchaser or by an Affiliate of such Note Purchaser or such advisor (a “Related Fund”), (iii) any other Note Purchaser hereunder, or (iv) or any Person to whom a Note Purchaser assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Note Purchaser’s rights in and to a material portion of such Note Purchaser ‘s portfolio of asset based credit facilities.

10.1.2.             The Collateral Agent shall keep at its principal office, or the principal office of its counsel, a register in which it shall provide for the registration of the Notes and the transfer of the same shall be provided.  Failure to make any recordation, or any error in such recordation, shall not affect any of the Note Obligations.  Upon surrender for registration of transfer of any Notes in accordance with Section 10.1 at the principal office of the Issuer, the Issuer shall, at its expense, promptly execute and deliver one or more new Notes, as applicable, of like tenor and of a like principal amount, registered in the name of such transferee or transferees and, in the case of a transfer in part, a new Note in the appropriate amount registered in the names of such transferor.  While the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer shall provide the Note Purchasers with the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act in connection with any proposed transfer.

10.2         Restrictive Legend.

10.2.1.             Each Note shall bear a legend in substantially the following form:

“THIS NOTE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY OTHER APPLICABLE SECURITIES LAWS (COLLECTIVELY, THE “SECURITIES LAWS”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES LAWS COVERING THE TRANSFER OR PURSUANT TO AN EXEMPTION FROM REGISTRATION AND (II) EXCEPT IN COMPLIANCE WITH SECTION 10.1 OF THAT CERTAIN NOTE PURCHASE AGREEMENT DATED AS OF JULY 31, 2008 AMONG THE ISSUER, THE NOTE PURCHASERS (AS DEFINED THEREIN) AND THE GUARANTORS PARTY THERETO.”

10.3         Termination of Restrictions.  The restrictions imposed by Section 10.2 hereof upon the transferability of the Notes shall cease and terminate as to any particular Notes when, in the opinion of Ropes & Gray LLP, or other counsel reasonably acceptable to the Issuer, such restrictions are no longer required in order to assure compliance with applicable securities laws.  Whenever such restrictions shall cease and terminate as to any Notes, the holder thereof shall be entitled to receive from the Issuer, without expense, replacement Notes not bearing the applicable legend set forth in Section 10.2 hereof.

SECTION 11.  GUARANTEE.

11.1         Guarantee of Note Obligations.

11.1.1.             Each Guarantor, jointly and severally, unconditionally and irrevocably guarantees that the Note Obligations of the Issuer will be performed and paid in full in cash when due and payable, whether at the stated or accelerated maturity thereof or otherwise, this Note Guarantee being a guarantee of payment and not of collectibility and being absolute and in no way conditional or contingent (the “Guaranteed Obligation”).  In the event any part of the Note Obligations shall not have been so paid in full when due and payable, each Guarantor will, promptly upon notice by the Collateral Agent or, without notice, promptly upon the occurrence of a Bankruptcy Default with respect to any Note Party, pay or cause to be paid to the Collateral Agent for the account of each Note Purchaser in accordance with the Note Purchasers’ proportionate share of such Note Obligations which are then due and payable and unpaid.  The obligations of each Guarantor hereunder shall not be affected by the invalidity, unenforceability or irrecoverability of any of the Note Obligations as against the Issuer, any other Note Party, any other Guarantor thereof or any other Person.  For purposes hereof, the Note Obligations shall be due and payable when and as the same shall be due and payable under the terms of this Agreement or any other Note Document notwithstanding the fact that the collection or enforcement thereof against the Issuer may be stayed or enjoined under the Bankruptcy Code or other applicable law.

11.1.2.             The liability of each Guarantor hereunder shall be absolute and unconditional irrespective of:

11.1.2.1.          any lack of validity or enforceability of the Notes, this Agreement or any other agreement between the Issuer and the Note Purchasers relating to the advance of monies to the Issuer or any other agreement or instrument relating thereto;

11.1.2.2.          any change in the time, manner or place of payment of, amount of credit available to the Issuer under, or in any other term of, or any other amendment or waiver of or any consent to departure from, any agreement between the Issuer and the Note Purchasers relating to the advance of monies to the Issuer;

11.1.2.3.          any change in the name, objects, partnership interest, Capital Stock, partnership agreement, or certificate or articles of incorporation or by-laws or any other constituent documents of the Issuer and any of the Guarantors or the Issuer or any of the Guarantors being amalgamated with another corporation (in which case this Note Guarantee shall apply to the Guaranteed Obligations of the resulting corporation and, where the Issuer has been amalgamated with another corporation, the term “Issuer” shall include such resulting corporation);

11.1.2.4.          any equities between the Note Purchasers, the Guarantor or the Issuer or any defense, opposition of any nature whatsoever or right of set-off, compensation, abatement, combination of accounts or cross-claim that the Guarantor or the Issuer may have;

11.1.2.5.          any act or omission on the part of the Note Purchasers that would prevent subrogation operating in favor of the Guarantor; and

11.1.2.6.          to the extent permitted by applicable law, any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Issuer in respect of the Note Obligations or of any Guarantor in respect of its guarantee, it being the intent of each Guarantor that liability to the Note Purchasers, under this Note Guarantee shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment in full of the Note Obligations and the Guaranteed Obligations.

11.1.3.             The Note Purchasers shall not be concerned to see or enquire into the powers of the Issuer or any of its respective directors, officers, managers or other agents, acting or purporting to act on its behalf, and monies, advances, renewals or credits in fact borrowed or obtained from the Note Purchasers in professed exercise of such powers shall be deemed to form part of the debts and liabilities hereby guaranteed, notwithstanding that such borrowing or obtaining of monies, advances, renewals or credits shall be in excess of the powers of the Issuer or of its directors, officers, managers or other agents aforesaid, or be in any way irregular, defective or informal.  This Note Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Note Obligations or Guaranteed Obligations is rescinded or must otherwise be returned by the Note Purchasers upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

11.1.4.                                       Without limiting the generality of this Section 11.1.4, none of the Guaranteed Obligations shall be limited, lessened or released, nor shall this Note Guarantee be discharged, by the recovery of any judgment against the Issuer or any other Person, by any voluntary or involuntary liquidation, dissolution, winding-up, merger or amalgamation of the Issuer, a Guarantor or any other person, by any sale or other disposition of all or substantially all of the assets of the Issuer, or by any judicial or extra-judicial receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, moratorium, arrangement, composition with creditors or other proceedings affecting the Issuer, a Guarantor or any other Person.  If at any time the Note Purchasers have the right to accelerate the payment of monies owed under the Notes, and such acceleration is prevented by reason of the pendency against the Issuer of a case or proceeding under the Bankruptcy Code, the Guarantors agree that, for purposes of this Note Guarantee such payment shall be deemed to have been accelerated in accordance with the terms hereof, and the Guarantors shall forthwith pay or cause to be paid the full amount of principal of and interest so owing and any other amounts guaranteed hereunder without further notice or demand.  This is a guarantee of payment, not a deficiency guarantee. The guarantees provided for in this Section 11 are subject to the terms and conditions of the Intercreditor Agreement.

11.2                      Continuing Obligation.  Each Guarantor acknowledges that the Note Purchasers have entered into this Agreement (and, to the extent that the Note Purchasers or the Collateral Agent may enter into any future Note Document, will have entered into such agreement) in reliance on this Note Guarantee, the Note Guarantee being a continuing irrevocable agreement, and such Guarantor agrees that its guarantee may not be revoked in whole or in part.  The obligations of the Guarantors hereunder shall terminate when all of the Note Obligations have been paid in full in cash and discharged; provided, however, that:

11.2.1.                                       if a claim is made upon the Note Purchasers at any time for repayment or recovery of any amounts or any property received by the Note Purchasers from any source on account of any of the Note Obligations and the Note Purchasers repay or return any amounts or property so received (including interest thereon to the extent required to be paid by the Note Purchasers), or

11.2.2.                                       if the Note Purchasers become liable for any part of such claim by reason of (i) any judgment or order of any court or administrative authority having competent jurisdiction, or (ii) any settlement or compromise of any such claim, then the Guarantors shall remain liable under this Agreement for the amounts so repaid or property so returned or the amounts for which the Note Purchasers become liable (such amounts being deemed part of the Guaranteed Obligations) to the same extent as if such amounts or property had never been received by the Note Purchasers, notwithstanding any termination hereof or the cancellation of any instrument or agreement evidencing any of the Note Obligations.  Not later than five (5) days after receipt of notice from the Collateral Agent, the Guarantors shall pay to the Collateral Agent, for the benefit of the Note Purchasers, an amount equal to the amount of such repayment or return for which the Note Purchasers have so become liable.  Payments hereunder by a Guarantor may be required by the Collateral Agent on any number of occasions.

11.2.3.                                       The obligations and liabilities of the Guarantors hereunder shall not be released, discharged, limited or in any way affected by anything done, suffered or permitted by the Note Purchasers in connection with any monies advanced by the Note Purchasers to the Issuer or any security therefor, including any loss of or in respect of any security received by the Note Purchasers from the Issuer or others.  It is agreed that the Note Purchasers, without releasing, discharging, limiting or otherwise affecting in whole or in part the Guarantors’ obligations and liabilities hereunder, may, without limiting the generality of the foregoing:

11.2.3.1.                               grant time, renewals, extensions, indulgences, releases and discharges to the Issuer;

11.2.3.2.                               take or abstain from taking securities or collateral from the Issuer or from perfecting securities or collateral of the Issuer;

11.2.3.3.                               release, discharge, compromise or otherwise deal with (with or without consideration) any and all collateral, mortgages or other security given by the Issuer or any third party with respect to the obligations or matters contemplated by this Agreement;

11.2.3.4.                               do, or omit to do, anything to enforce the payment or performance of any of the Note Obligations or the Guaranteed Obligations or take or abstain from taking security from the Issuer or any other person or to perfect or abstain from perfecting any security interest;

11.2.3.5.                               vary, compromise, exchange, renew, discharge, release, discharge, subordinate, postpone, abandon or otherwise deal with any of the Note Obligations or the Guaranteed Obligations or any security interest;

11.2.3.6.                               deal with or allow any creditor of the Issuer or the Guarantors or any of them or any other Person to deal with goods or property constituting collateral subject to any security interest;

11.2.3.7.                               accept compromises from the Issuer;

11.2.3.8.                               apply all monies at any time received from the Issuer or from securities upon such part of the Note Obligations in compliance with the Note Documents as the Note Purchasers may see fit or change any such application in whole or in part from time to time as the Note Purchasers may see fit; or

11.2.3.9.                               otherwise deal with the Issuer, each other Guarantor and all other Persons and securities in compliance with the Note Documents as the Note Purchasers may see fit.

11.2.4.                                       The Note Purchasers shall not be bound or obliged to exhaust their recourse against the Issuer or any other Guarantor or any other persons or any securities, mortgage or collateral they may hold or take any other action (other than make demand) before being entitled to payment from a Guarantor hereunder.

11.2.5.                                       Any account settled by or between the Note Purchasers and the Issuer with respect to the Notes shall be accepted by the Guarantors as conclusive evidence that the balance or amount thereby appearing due to the Note Purchasers is so due.

11.3                      Waivers with Respect to Note Obligations.  Except to the extent expressly required by this Agreement or any other Note Document, each Guarantor waives, to the fullest extent permitted by the provisions of applicable law, all of the following (including all defenses, counterclaims and other rights of any nature based upon any of the following):

11.3.1.                                       presentment, demand for payment and protest of nonpayment of any of the Note Obligations, and notice of protest, dishonor or nonperformance;

11.3.2.                                       notice of acceptance of this Note Guarantee and notice that the Notes have been sold by the Issuer hereunder in reliance on such Guarantor’s guarantee of the Note Obligations;

11.3.3.                                       notice of any Default or of any inability to enforce performance of the obligations of the Issuer or any other Person with respect to any Note Document or notice of any acceleration of maturity of any Note Obligations;

11.3.4.                                       demand for performance or observance of, and any enforcement of any provision of this Agreement, the Note Obligations or any other Note Document or any pursuit or exhaustion of rights or remedies with respect to any collateral or against the Issuer or any other Person in respect of the Note Obligations or any requirement of diligence or promptness on the part of Collateral Agent or any Note Purchaser in connection with any of the foregoing;

11.3.5.                                       any act or omission on the part of any Note Purchaser which may impair or prejudice the rights of such Guarantor, including rights to obtain subrogation, exoneration, contribution, indemnification or any other reimbursement from the Issuer or any other Person, or otherwise operate as a deemed release or discharge;

11.3.6.                                       failure or delay to perfect or continue the perfection of any Security Interest in any Collateral or any other action which harms or impairs the value of, or any failure to preserve or protect the value of, any Collateral;

11.3.7.                                       any statute of limitations or any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than the obligation of the principal;

11.3.8.                                       any “single action” or “antideficiency” law which would otherwise prevent any Note Purchaser from bringing any action, including any claim for a deficiency, against such Guarantor before or after the Collateral Agent or the Note Purchasers’ commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or any other law which would otherwise require any election of remedies by the Collateral Agent or any Note Purchaser;

11.3.9.                                       all demands and notices of every kind with respect to the foregoing; and

11.3.10.                                 to the extent not referred to above, all defenses (other than payment) which the Issuer may now or hereafter have to the payment of the Note Obligations, together with all suretyship defenses, which could otherwise be asserted by such Guarantor.

Each Guarantor represents that it has obtained the advice of counsel as to the extent to which suretyship and other defenses may be available to it with respect to its obligations hereunder in the absence of the waivers contained in this Section 11.3.

No delay or omission on the part of any of the Collateral Agent or any of the Note Purchasers in exercising any right under any Note Document or under any other guarantee of the Note Obligations shall operate as a waiver or relinquishment of such right.  No action which the Collateral Agent or the Note Purchasers or any Note Party or any of its Subsidiaries may take or refrain from taking with respect to the Note Obligations shall affect the provisions of this Agreement or the obligations of each Guarantor hereunder.  None of the Note Purchasers’ or the Collateral Agent’s rights shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any of the Note Parties or any of their Subsidiaries, or by any noncompliance by any Note Party or of its Subsidiaries with any Note Document, regardless of any knowledge thereof which the Collateral Agent or any Note Purchaser may have or otherwise be charged with.

11.4                      Note Purchasers’ Power to Waive, etc.  Notwithstanding anything to the contrary herein, with respect to this Section 11, each Guarantor grants to the Collateral Agent and each of the Note Purchasers full power in their discretion, without notice to or consent of such Guarantor, such notice and consent being expressly waived to the fullest extent permitted by applicable law, and without in any way affecting the liability of such Guarantor under its guarantee hereunder:

11.4.1.                                       To waive compliance with, and any Default under, and to consent to any amendment to or modification or termination of any provision of, or to give any waiver in respect of, this Agreement, any other Note Document, the Collateral, the Note Obligations or any guarantee thereof (each as from time to time in effect);

11.4.2.                                       To grant any renewals extensions of the Note Obligations (for any duration), and any other indulgence with respect thereto, and to effect any total or partial release (by operation of law or otherwise), discharge, compromise or settlement with respect of the Note Obligations, whether or not rights against such Guarantor under this Agreement are reserved in connection therewith;

11.4.3.                                       To take security in any form for the Note Obligations, and to consent to the addition to or the substitution, exchange, release or other disposition of, or to deal in any other manner with, any part of any property contained in the Collateral whether or not the property, if any, received upon the exercise of such power shall be of a character or value the same as or different from the character or value of any property disposed of, and to obtain, modify or release any present or future guarantees of the Note Obligations and to proceed against any of the Collateral or such guarantees in any order;

11.4.4.                                       To collect or liquidate or realize upon any of the Note Obligations or the Collateral in any manner or to refrain from collecting or liquidating or realizing upon any of the Note Obligations; and

11.4.5.                                       To extend additional credit, if any, under this Agreement, any other Note Document or otherwise in such amount as the Note Purchasers may determine, including increasing the amount of credit and the interest rate and fees with respect thereto, even though the condition of the Note Parties (financial or otherwise, on an individual or Consolidated basis) may have deteriorated since the date hereof.

11.5                      Information Regarding the Issuer,  etc.  Each Guarantor has made such investigation as it deems desirable of the risks undertaken by it in entering into this Agreement and is fully satisfied that it understands all such risks.  Each Guarantor waives any obligation which may now or hereafter exist on the part of the Collateral Agent or any Note Purchaser to inform it of the risks being undertaken by entering into this Agreement or of any changes in such risks and, from and after the date hereof, each Guarantor undertakes to keep itself informed of such risks and any changes therein.  Each Guarantor expressly waives any duty which may now or hereafter exist on the part of the Collateral Agent or any Note Purchaser to disclose to such Guarantor any matter related to the business of the Note Parties and their Subsidiaries, operations, character, collateral, credit, condition (financial or otherwise), income or prospects of the Issuer and its Affiliates or its properties or management, whether now or hereafter known by the Collateral Agent or any Note Purchaser.  Each Guarantor represents, warrants and agrees that it assumes sole responsibility for obtaining from the Issuer all information concerning this Agreement and all other Note Documents and all other information as to the Issuer and its Affiliates or its properties or management as such Guarantor deems necessary or desirable.

11.6                      Certain Guarantor Representations.  Each Guarantor represents that:

11.6.1.                                       giving this Note Guarantee is in its best corporate interest and commercial benefit and does not exceed its financial means and capabilities;

11.6.2.                                       it is in its best interest and in pursuit of the purposes for which it was organized as an integral part of the business conducted and proposed to be conducted by the Note Parties and their Subsidiaries, and reasonably necessary and convenient in connection with the conduct of the business conducted and proposed to be conducted by them, to induce the Note Purchasers to enter into this Agreement and to purchase the Notes from the Issuer by making the Note Guarantee contemplated by this Section 11;

11.6.3.                                       the proceeds from the sale of the Notes will directly or indirectly inure to its benefit;

11.6.4.                                       by virtue of the foregoing it is receiving directly or indirectly at least reasonably equivalent value from the Note Purchasers for its Guaranteed Obligation;

11.6.5.                                       it will not be rendered insolvent or left with unreasonably small assets with which to conduct its business as a result of entering into this Agreement (considering, among other things, its rights of contribution against other Note Parties);

11.6.6.                                       after giving effect to the transactions contemplated by this Agreement and the other Note Documents and considering, among other things, its rights of contribution against other Note Parties, it will (directly or indirectly) have assets having a fair saleable value in the ordinary course in excess of its total obligations to all Persons (taking into account, as applicable, rights of contribution, subrogation and indemnity with regard to obligations shared by others); and

11.6.7.                                       it has been advised by the Collateral Agent that the Note Purchasers are unwilling to enter into this Agreement unless the Note Guarantee provided for by this Section 11 is given by it.

11.7                      Subrogation.  Each Guarantor agrees that, until the Note Obligations are paid in full, it will not exercise any right of reimbursement, subrogation, contribution, offset or other claims against any Note Party or any of its Subsidiaries arising by contract or operation of law in connection with any payment made or required to be made by such Guarantor under this Agreement or any other Note Document; provided, that the Note Parties hereby waive any such right of reimbursement, subrogation, contribution, offset or other claim.  After the payment in full of the Note Obligations, each Guarantor shall be entitled to exercise against any Note Party or any of their

Subsidiaries all such rights of reimbursement, subrogation, contribution and offset, and all such other claims, to the fullest extent permitted by law.

11.8                      Subordination.

11.8.1.                                       Each Note Party covenants and agrees that the payment of any Indebtedness and all obligations and liabilities owing by any Note Party in favor of any other Note Party, whether now existing or hereafter incurred (collectively, the “Intercompany Obligations”) is subordinated, to the extent and in the manner provided in this Section 11.8, to the prior payment in full of all Note Obligations owed or hereafter owing to the Note Purchasers by the Note Parties and is so subordinated as a claim against such Person or any of its assets, whether such claim be in the ordinary course of business or in the event of voluntary or involuntary liquidation, dissolution, insolvency or bankruptcy, so that no payment with respect to any such Indebtedness, claim or liability will be made or received while any Event of Default exists and that such subordination is for the benefit of the Note Purchasers.

11.8.2.                                       Each Note Party hereby (i) authorizes the Note Purchasers to demand specific performance of the terms of this Section 11.8 at any time when any Note Party shall have failed to comply with any provisions of this Section 11.8 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

11.8.3.                                       Upon any distribution of assets of any Note Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

11.8.3.1.                               The Note Purchasers shall first be entitled to receive payment in full in cash of the Note Obligations before any Note Party is entitled to receive any payment on account of the Intercompany Obligations; provided that prior to the occurrence of an Event of Default, any Note Party may make payments to any other Note Party on account of Intercompany Indebtedness.

11.8.3.2.                               Any payment or distribution of assets of any Note Party of any kind or character, whether in cash, property or securities, to which any other Note Party would be entitled except for the provisions of this Section 11.8, shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Note Purchasers in the manner set forth herein, to the extent necessary to make payment in full of all Note Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Note Purchasers.

11.8.3.3.                               In the event that notwithstanding the foregoing provisions of this Section 11.8 any payment or distribution of assets of any Note Party of any kind or character, whether in cash, property or securities, shall be received by any other Note Party on account of any Intercompany Obligations before all Note Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to the Collateral Agent for itself and the Note Purchasers for application to the payment of the Note Obligations until all of the Note Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the Note Purchasers.

11.8.3.4.                              No right of any Note Purchaser or any other present or future holders of the Note Obligations to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Note Party or by any act or failure to act, in good faith, by any Note Party, or by any noncompliance by any Note Party with the terms of the Intercompany Obligations, regardless of any knowledge thereof which any Note Purchaser may have or be otherwise charged with.

11.9                      Limitation on Guaranty.

11.9.1.                                       In any action or proceeding with respect to any Guarantor involving any state corporate law, the Bankruptcy Code of the United States or any other Debtor Relief Law, if the obligations of such Guarantor under this Note Guarantee would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Note Guarantee, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Note Party, the Collateral Agent or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.  Any term or provision of this Note Guarantee to the contrary notwithstanding, the maximum aggregate amount of the obligations guaranteed or incurred hereunder by any Guarantor shall not exceed (i) the maximum amount that can be hereby guaranteed and incurred without rendering this Note Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws or (ii) the maximum amount which can be guaranteed by such Guarantor under applicable law, including applicable state and federal laws relating to insolvency of debtors.

SECTION 12.  COLLATERAL AGENT.

12.1                      Collateral Agent’s Authority to Act, etc.  Each of the Note Purchasers appoints and authorizes Sankaty Advisors, LLC to act for the Note Purchasers as the Collateral Agent in connection with and on the terms set forth in the Note Documents.  If Note Purchasers affiliated with the Collateral Agent hold less than 20% of the outstanding Note Obligations, then the Required Purchasers may designate a successor Collateral Agent and the term “Collateral Agent” shall for all purposes of this Agreement and the Note Documents thereafter mean such successor.  All action in connection with the enforcement of, or the exercise of any remedies under the Note Documents shall be taken in the manner set forth therein.  Each of the Note Purchasers authorizes the Collateral Agent to (i) execute and deliver the Note Documents on behalf of such Note Purchaser and accept delivery thereof on its behalf from any Note Party, (ii) take such action on its behalf and to exercise all rights, powers  and remedies and perform the duties as are expressly delegated to the Agent under such Note Documents and (iii) exercise such powers as are reasonably incidental thereto.

12.2                      Collateral Agent’s Resignation.  The Collateral Agent may resign at any time by giving at least 60 days’ prior written notice of its intention to do so to each of the Note Purchasers and the Issuer and upon the appointment by the Required Purchasers of a successor Collateral Agent reasonably satisfactory to the Issuer.  If no successor Collateral Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Collateral Agent’s giving of such notice of resignation, then the retiring Collateral Agent may appoint a successor Collateral Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $500,000,000 (so long as no Default exists) with the consent of the Issuer, which shall not be unreasonably withheld; provided, however, that any successor Collateral Agent appointed under this sentence may be removed upon the written request of the Required Purchasers, which request shall also appoint a successor Collateral Agent (so long as no Default exists) reasonably satisfactory to the Issuer.  Upon the appointment of a new Collateral Agent hereunder, the term “Collateral Agent” shall for all purposes of this Agreement and the Note Documents thereafter mean such successor.  After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, or the removal hereunder of any successor Collateral Agent, the provisions of this Agreement and the other Note Documents shall continue to inure to the benefit of such retiring or removed Collateral Agent as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Note Documents.

12.3                      Concerning the Collateral Agent.

12.3.1.                                       Action in Good Faith, etc.  The Collateral Agent and its officers, directors, employees and agents shall be under no liability to any of the Note Purchasers or to any future holder of any Notes for any action or failure to act taken or suffered in good faith, and any action or failure to act in accordance with an opinion of its counsel shall conclusively be deemed to be in good faith.  The Collateral Agent shall in all cases be entitled to rely, and shall be fully protected in relying, on instructions given to the Collateral Agent by the Required Purchasers.  The Collateral Agent may execute releases and other collateral termination documents with respect to assets disposed of by the Note Parties as permitted by this Agreement.

12.3.2.                                       No Implied Duties, etc.  The Collateral Agent shall have and may exercise such powers as are specifically delegated to the Collateral Agent under this Agreement or any other Note Document together with all other powers incidental thereto.  The Collateral Agent shall have no implied duties to any Person or any obligation to take any action under this Agreement or any other Note Document except for action specifically provided for in this Agreement or any other Note Document to be taken by the Collateral Agent.

12.3.3.                                       Validity, etc.  The Collateral Agent shall not be responsible to any Note Purchaser or any future holder of any Notes (a) for the legality, validity, enforceability or effectiveness of this Agreement or any other Note Document, or (b) for any recitals, reports, representations, warranties or statements contained in or made in connection with this Agreement or any other Note Document.

12.3.4.                                       Compliance.  The Collateral Agent shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Note Document.

12.3.5.                                       Employment of Collateral Agent and Counsel.  The Collateral Agent may execute any of its duties as Collateral Agent under this Agreement or any other Note Document by or through employees, agents and attorneys in fact and shall not be responsible to any of the Note Purchasers, the Issuer or any other Note Party for the default or misconduct of any such agents or attorneys in fact selected by the Collateral Agent acting in good faith.  The Collateral Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder or under any other Note Document.

12.3.6.                                       Reliance on Documents and Counsel.  The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, facsimile, telegram, telex or teletype message or writing reasonably believed in good faith by the Collateral Agent to be genuine and correct and to have been signed, sent or made by the Person in question, including any telephonic or oral statement made by such Person, and, with respect to legal matters, upon an opinion or the advice of counsel selected by the Collateral Agent.

12.3.7.                                       Collateral Agent’s Reimbursement.  Each of the Note Purchasers severally agrees to reimburse the Collateral Agent, pro rata in accordance with such Note Purchaser’s percentage interest (determined based on the ratio of the aggregate principal amount of the Notes held by such Note Purchaser to the aggregate amount of all outstanding Notes), for any reasonable expenses not reimbursed by the Issuer (without limiting the obligation of the Issuer to make such reimbursement):  (a) for which the Collateral Agent is entitled to reimbursement by the Issuer under this Agreement or any other Note Document, and (b) after the occurrence and during the continuance of a Default, for any other reasonable expenses incurred by the Collateral Agent on the Note Purchasers’ behalf in connection with the enforcement of the Note Purchasers’ rights under this Agreement or any other Note Document; provided, however, that the Collateral Agent shall not be reimbursed for any such expenses arising as a result of its gross negligence or willful misconduct.

12.4                      Indemnification.  The Note Purchasers shall severally indemnify the Collateral Agent and its officers, directors, employees, agents, attorneys, accountants, consultants and controlling Persons (to the extent not reimbursed by the Note Parties and without limiting the obligation of the Note Parties to do so), pro rata in accordance with their respective percentage interests (as determined in accordance with Section 12.3.7), from and against any and all liabilities, obligations, damages, penalties, actions, judgments, suits, losses (including accrued and unpaid Collateral Agent’s fees), costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Collateral Agent or such Persons relating to or arising out of this Agreement, any Note Document, the transactions contemplated hereby or thereby, or any action taken or omitted by the Collateral Agent in connection with any of the foregoing; provided, however, that the foregoing shall not extend to actions or omissions which are determined in a final, nonappealable judgment by a court of competent jurisdiction to have been taken by the Collateral Agent with gross negligence or willful misconduct.

12.5                      Assumption of Collateral Agent’s Rights.  Notwithstanding anything herein or in any Note Document to the contrary, if at any time no Person constitutes the Collateral Agent hereunder or the Collateral Agent fails to act upon written directions from the Required Purchasers, the Required Purchasers shall be entitled to exercise any power, right or privilege granted to the Collateral Agent under this Agreement or any other Note Document and in so acting the Note Purchasers shall have the same rights, privileges, indemnities and protections provided to the Collateral Agent under this Agreement or any other Note Document.

SECTION 13.  MISCELLANEOUS.

13.1                      Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Issuer agrees to promptly pay (i) all the actual and reasonable costs and expenses incurred by the Collateral Agent and the Note Purchasers in the preparation of this Agreement and the other Note Documents and (ii) all reasonable out-of-pocket costs and expenses of the Collateral Agent and the Note Purchasers (including fees, expenses and disbursements of their outside counsel, Ropes & Gray LLP) relating to the negotiation, preparation and execution of the Note Documents, review of other documents (including due diligence review) in connection with the transactions contemplated hereby, and any amendments and waivers hereto or thereto, and the Closing.  In addition, the Issuer agrees to promptly pay in full after the occurrence of an Event of Default, all costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Collateral Agent or the Note Purchasers in enforcing any obligations of or in collecting any payments due hereunder or under the Notes by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a workout, or any insolvency or bankruptcy proceedings; provided that, in such event, the Note Purchasers and the Collateral Agent shall be only entitled to payment of the fees, expenses and disbursements of a single outside counsel and other professionals, such to be designated by the Required Purchasers.

13.2                      Indemnity.  In addition to the payment of expenses pursuant to Section 13.1, whether or not the transactions contemplated hereby shall be consummated, each Note Party (as “Indemnitor”) agrees to indemnify, pay and hold the Note Purchasers, the Collateral Agent and the officers, directors, employees, agents, and Affiliates of the Note Purchasers and the Collateral Agent (collectively called the “Indemnitees”) harmless from and against any and all other liabilities, costs, expenses, obligations, losses, damages, penalties, actions, judgments, suits, claims and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of one counsel for such Indemnitees) in connection with any investigative, administrative or judicial proceeding commenced or threatened (excluding claims among Indemnitees and, with the exception of claims arising out of otherwise indemnifiable matters (e.g., actions to enforce the indemnification rights provided hereunder), and excluding claims between the Issuer and an Indemnitee), whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the Notes, the Note Documents or the other documents related to the transactions contemplated hereby (including, without limitation, the existence or exercise of any security rights with respect to the Collateral in accordance with the Collateral Documents), the Note Purchasers’ agreement to purchase the Notes or the use or intended use of the proceeds of any of the proceeds thereof to the Issuer (the “Indemnified Liabilities”); provided, that the Indemnitor shall not have any obligation to an Indemnitee hereunder with respect to an Indemnified Liability to the extent that such Indemnified Liability arises from the gross negligence or willful misconduct of that Indemnitee or its Related Parties as mutually agreed between the Indemnitee and the Indemnitors or as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Indemnitee shall give the Indemnitor prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnitee has knowledge; provided, that any failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is prejudiced thereby.  The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which it is responsible for indemnification hereunder (provided that the Indemnitor will not settle any such claim without (i) the appropriate Indemnitee’s prior written consent, which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Indemnitee from all claims arising out of or in any way relating to the circumstances involving such claim) so long as in any such event the Indemnitor shall have stated in writing delivered to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor is responsible to the Indemnitee with respect to such claim to the extent and subject to the limitations set forth herein; provided, that the Indemnitor shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnitee, there are one or more material defenses available to the Indemnitee which are not available to the Indemnitor; provided further, that with respect to any claim as to which the Indemnitee is controlling the defense, the Indemnitor will not be liable to any Indemnitee for any settlement of any claim pursuant to this Section 13.2 that is effected without its prior written consent, which consent shall not be unreasonably withheld.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 13.2 may be unenforceable because it is violative of any law or public policy, the Issuer shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

13.3                      [INTENTIONALLY OMITTED]

13.4                      Intercreditor Agreement.  Each of the Note Purchasers hereby agrees with the Collateral Agent to be bound by the terms and provisions of the Intercreditor Agreement,  as if such Note Purchaser were a signatory thereto and hereby instructs the Collateral Agent to enter into the Intercreditor Agreement when such agreement is executed and delivered by all parties thereto.  In the event of any conflict between this Agreement and the Intercreditor Agreement, the parties hereto hereby agree that the Intercreditor Agreement shall govern.

13.5                      Amendments and Waivers.  Subject to Section 7.24, no amendment, modification, termination or waiver of any provision of the Note Documents, shall in any event be effective without the written consent of the Required Purchasers and the Issuer; provided, however, that no amendment, modification, waiver or consent shall, unless in writing and signed by each Note Purchaser affected thereby, do any of the following:  (a) extend the maturity or time of, or right to receive, payment of principal of, or premium, if any, or interest on, any Notes (other than as a result of waiving a prepayment required under Sections 3.2.2 or 3.2.3 or 3.2.4 or a Default or Event of Default giving rise to a right of acceleration, which shall each be by written consent of the Required Purchasers); or (b) reduce the rate of interest or the principal amount of any of the Notes or increase the relative amount of interest which the Issuer may pay through capitalizing the same; or (c) impair or affect the right of any Note Purchaser to institute suit for enforcement of any such payment to which such Note Purchaser is entitled pursuant to this Agreement; or (d) alter the percentage of Note Purchasers necessary to modify or take action under this Agreement; (e) release any Collateral except as provided in the Collateral Documents; (f) amend the definition of “Required Purchasers” hereunder or (g) amend this Section 13.5.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Issuer in any case shall entitle such Person to any further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 13.5 shall be binding upon each holder of the Notes at the time outstanding and each future holder thereof.

13.6                      Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

13.7                      Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally or sent via a nationally recognized overnight courier.  Such notices, demands and other communications will be delivered or sent to the address indicated below:

If to the Issuer or any other Note Party:

Issuer:

The Children’s Place Retail Stores, Inc.
915 Secaucus Road
Secaucus, New Jersey 07094
Attn: Chief Financial Officer
Fax No.: (201) 558-2837

With a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attn: Aaron Adams
Fax No.: (212) 351-2494

Guarantors:

The Children’s Place Services Company, LLC
The Children’s Place (Virginia), LLC
The Children’s Place Canada Holdings, Inc.
thechildren’splace.com, inc.
Twin Brook Insurance Company, Inc.
915 Secaucus Road
Secaucus, New Jersey 07094
Attn: General Counsel
Fax No.: (201) 558-2840

With a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attn: Aaron Adams
Fax No.: (212) 351-2494

If to Note Purchasers or to the Collateral Agent:

c/o Sankaty Advisors, LLC
111 Huntington Avenue
Boston, Massachusetts 02199
Telephone: (617) 516-2000
Facsimile: (617) 516-2710
Attention: James Athanasoulas

with a copy to:

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Telephone: (617) 951-7483
Facsimile: (617) 951-7050
Attention: Alyson Allen, Esq.

and

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Telephone: (212) 841-0665
Facsimile: (646) 728-1598
Attention: Marc E. Hirschfield, Esq.

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party; provided that the failure to deliver copies of notice as indicated above shall not affect the validity of such notice.  Any such communication shall be deemed to have been received when actually delivered or refused.

13.8                      Survival of Warranties and Certain Agreements.

13.8.1.                                       Any liability of any Note Party for any breach of, or inaccuracy in, the representations and warranties made by it herein shall survive the execution and delivery of this Agreement, the sale and delivery of the Notes hereunder and shall continue until the repayment of the Notes and the Note Obligations in full; provided, that if all or any part of such payment is set aside, such Note Party shall remain liable for any breach of, or inaccuracy in, the representations and warranties made by it herein as if no such payment had been made.

13.8.2.                                       Any liability of any Note Party for any breach of or default in the performance of the agreements made by it herein shall survive the execution and delivery of this Agreement, the sale and delivery of the Notes hereunder and shall continue until the repayment of the Notes and the Note Obligations; provided, that if all or part of such payment is set aside, such Person shall remain liable for any breach of or default in the performance of such agreements.

13.8.3.                                       Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Note Parties set forth in Sections 13.1 and 13.2 shall survive the payment of the Notes, and the termination of this Agreement.

13.9                      Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any Note Purchaser in the exercise of any power, right or privilege hereunder or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing under this Agreement or the Notes are cumulative to and not exclusive of, any rights or remedies otherwise available.

13.10                Severability.  If and to the extent that any provision in this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, the Notes or of the other obligations of any Note Party under any of such provisions, or of such provision or obligation in any other jurisdiction, or of such provision to the extent not invalid, illegal or unenforceable shall not in any way be affected or impaired thereby.

13.11                Heading.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

13.12                Applicable Law.  This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

13.13                Successors and Assigns; Subsequent Holders.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Note Purchasers.  The terms and provisions of this Agreement and all certificates delivered pursuant hereto shall inure to the benefit of any assignee or transferee of the Notes, to the extent the assignment is permitted hereunder, and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Note Purchasers shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.  The respective rights or any interest therein or hereunder of a Note Party may not be assigned without the written consent of the Required Purchasers.  Any assignee shall execute a joinder to this Agreement.

13.14                CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY NOTE PARTY WITH RESPECT TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK IN NEW YORK COUNTY, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH NOTE PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT SUBJECT, HOWEVER, TO RIGHTS OF APPEAL.  EACH NOTE PARTY HEREBY AGREES THAT SERVICE UPON IT IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 13.7 SHALL CONSTITUTE SUFFICIENT NOTICE.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY NOTE PURCHASER TO BRING PROCEEDINGS AGAINST THE ISSUER IN THE COURTS OF ANY OTHER JURISDICTION.

13.15                WAIVER OF JURY TRIAL.  THE PARTIES HERETO HEREBY WAIVE, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NO CLAIM MAY BE MADE BY ANY NOTE PARTY AGAINST

ANY NOTE PURCHASER FOR ANY LOST PROFITS OR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (OTHER THAN WILLFUL MISCONDUCT CONSTITUTING ACTUAL FRAUD) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER OR UNDER THE OTHER NOTE DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH.  EACH NOTE PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES.  EACH NOTE PARTY AGREES THAT THIS SECTION 13.15 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES THAT THE NOTE PURCHASERS WOULD NOT EXTEND TO THE ISSUER ANY MONIES HEREUNDER IF THIS SECTION 13.15 WERE NOT PART OF THIS AGREEMENT.

13.16                Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and when written or telephonic notification of such execution and authorization of delivery thereof has been received by the Note Parties and the Note Purchasers.

13.17                Confidentiality.  The Collateral Agent and each Note Purchaser agrees to keep confidential (and to cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents concerning the business of the Note Parties and their Subsidiaries furnished to such Note Purchaser by the Note Parties or any of their Subsidiaries or on its behalf pursuant to this Agreement (the “Information”).  Notwithstanding the foregoing, the Collateral Agent and any Note Purchaser shall be permitted to disclose Information (i) to its officers, managers, directors, employees, agents and representatives provided that such Information shall remain confidential; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or to the extent requested by any governmental agency or authority; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Note Purchaser on a non-confidential basis from a source other than the Note Parties or any of their Subsidiaries or (C) was available to the Note Purchaser on a non-confidential basis prior to its disclosure to the Note Purchaser by the Note Parties or any of their Subsidiaries; (iv) to the extent any Note Party or any of its Subsidiaries shall have consented to such disclosure in writing; (v) in connection with the assignment of any Notes, provided that the recipient of Information agrees to maintain the confidentiality of the Information; or (vi) to its respective investors or lenders in connection with any regular or otherwise required reporting performed by such Note Purchaser to any such Persons.  The Collateral Agent and any Note Purchaser may (and each employee, representative or agent or advisors of the Collateral Agent or any Note Purchaser), to the extent necessary to prevent the transaction from being described as a “confidential transaction” under Treasury Regulation section 1.6011-4(b)(3), disclose the tax treatment and tax structure of the transaction and any related tax strategies.

13.18                USA PATRIOT ACT.  Each Note Purchaser subject to the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Note Parties that pursuant to the requirements of the Act, it may be required to obtain, verify and record information that identifies the Note Parties, which information includes the name and address of the Note Parties and other information that will allow such Note Purchaser to identify the Note Parties in accordance with the Act.  The Note Parties hereby agree to provide any such information upon request, and to the disclosure of such information pursuant to the requirements of the Act and notwithstanding any other provision hereof.

13.19                Entirety.  This Agreement and the other Note Documents embody the entire agreement among the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the respective duly authorized officers of the undersigned and by the undersigned as of the date first written above.

THE ISSUER:	THE CHILDREN’S PLACE RETAIL STORES, INC.

By:
Name: Susan J. Riley
Title: Executive Vice President, Finance &
Administration

[Signatures continue on following page]

Note Purchase Agreement

GUARANTORS:	THE CHILDREN’S PLACE SERVICES COMPANY, LLC

By:
Name: Susan J. Riley
Title: Executive Vice President, Finance &
Administration

TWIN BROOK INSURANCE COMPANY, INC.
By:
Name: Susan J. Riley
Title: Senior Vice President and Treasurer

THECHILDRENSPLACE.COM, INC.

By:
Name: Adrienne Urban
Title: Assistant Treasurer

THE CHILDREN’S PLACE CANADA HOLDINGS, INC.
By:
Name: Susan J. Riley
Title: Senior Vice President and Treasurer

THE CHILDREN’S PLACE (VIRGINIA), LLC

By:
Name: Susan J. Riley
Title: Senior Vice President and Treasurer

[Signatures continue on following page]

Note Purchase Agreement

NOTE PURCHASERS:	SANKATY CREDIT OPPORTUNITIES III, L.P.

By:
Name: Stuart E. Davies
Title: Managing Director

SANKATY CREDIT OPPORTUNITIES IV, L.P.

By:
Name: Stuart E. Davies
Title: Managing Director

RGIP, LLC

By:
Name:
Title: Managing Member

CRYSTAL CAPITAL FUND, L.P.

By: Crystal Capital GP, LLC, its General
Partner

By:
Name:
Title:

CRYSTAL CAPITAL ONSHORE WAREHOUSE LLC

As duly authorized: Crystal Capital Fund Management, L.P., as designated manager

By:	Crystal Capital Fund Management GP,
LLC, its General Partner

By:
Name:
Title:

Note Purchase Agreement

1903 ONSHORE FUNDING, LLC

By: GB Merchant Partners, LLC, its Investment Manager

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:
Name: Peter Sherman
Title: Managing Director

COLLATERAL AGENT:	SANKATY ADVISORS, LLC

By:
Name: Stuart E. Davies
Title: Managing Director

SYNDICATION AGENT:	CRYSTAL CAPITAL FUND MANAGEMENT, L.P.

By: Crystal Capital Fund Management GP, LLC, its General Partner

By:
Name:
Title:

Note Purchase Agreement

SCHEDULE I

ALLOCATION OF THE NOTES AMONG THE NOTE PURCHASERS

Note Purchaser	Cash Fee	OID	Funded Amount of Total Issuance ($)	Principal Amount of Total Issuance ($)

Sankaty Credit Opportunities III, L.P.	None	$368,156.25	$16,956,843.75	$17,325,000.00

Sankaty Credit Opportunities IV, L.P.	None	$368,156.25	$16,956,843.75	$17,325,000.00

RGIP, LLC	None	$7,437.50	$342,562.50	$350,000.00

Crystal Capital Fund, L.P.	$212,500.00	None	$9,787,500.00	$10,000,000

Crystal Capital Onshore Warehouse LLC	$159,375.00	None	$7,340,625.00	$7,500,000

1903 Onshore Funding, LLC	$308,125.00	None	$14,191,875.00	$14,500,00.00

Bank of America, N.A.	$382,500.00	None	$17,617,500.00	$18,000,000.00

Total	$1,062,500.00	$743,750.00	$83,000,000.00	$85,000,000

ADDRESSES OF THE NOTE PURCHASERS

Sankaty Credit Opportunities III, L.P.

111 Huntington Avenue

Boston, MA 02199

Attention: James Athanasoulas

Fax (617) 516-2710

Sankaty Credit Opportunities IV, L.P.

111 Huntington Avenue

Boston, MA 02199

Attention: James Athanasoulas

Fax (617) 516-2710

RGIP, LLC

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Erik Johnston

Fax: (617) 951-7050

Email: erik.johnston@ropesgray.com

Crystal Capital Fund, L.P.

Two International Place

Boston, MA  02110

Attention:  Evren Ozargun

Telephone: (617) 428-8700

Fax: (617) 428-8701

E-mail: eozargun@crystalcapital.com

Crystal Capital Onshore Warehouse LLC

c/o Crystal Capital Fund Management, L.P.

Two International Place

Boston, MA  02110

Attention:  Evren Ozargun

Telephone:  (617) 428-8700

Fax:  (617) 428-8701

E-mail: eozargun@crystalcapital.com

1903 Onshore Funding, LLC

c/o GB Merchant Partners, LLP

101 Huntington Avenue, 10th Floor

Boston, MA 02199

Attention: Wendy Landon

Tel: (617) 422-6596

Email: wlandon@gordonbrothers.com

Bank of America, N.A.

Independence Center

101 North Tryon Street, 15th Floor

NC1-001-15-01

Charlotte, North Carolina 28255

Attention: Servicing Team TLC004

Tel: (704) 386-4550

Fax: (704) 409-0154

E-mail address: cs-dailywork@bankofamerica.com

with, in each case, copies to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts  02110

Phone:  (617) 951-7483

Fax:  (617) 951-7050

Attention:  Alyson Allen

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York  10036

Telephone:  (212) 841-0665

Facsimile:  (646) 728-1598

Attention:  Marc E. Hirschfield, Esq.

SCHEDULE II

WIRE INSTRUCTIONS OF THE NOTE PURCHASERS

Sankaty Credit Opportunities III, L.P.

Bank: HSBC Bank USA, N.A.

ABA Number: 021001088

Account Name: Sankaty Credit Opportunities III LP Operating

Account Number: 090330170

SWIFT Code: MRMDUS33

Sankaty Credit Opportunities IV, L.P.

Bank: HSBC Bank USA, N.A.

ABA Number: 021001088

Account Name: Sankaty Credit Opportunities IV LP Operating

Account Number: 090 340 116

SWIFT Code: MRMDUS33

RGIP, LLC

Bank: Bank of America

ABA Number: 0260 0959 3

Account Name: RGIP, LLC

Account Number: 000051280897

Reference: Children’s Place

Crystal Capital Fund, L.P.

Bank: Citibank, N.A.

  666 Fifth Avenue

  New York, NY 10043

ABA Number: 021 000 089

Account Name:  Crystal Capital Fund, L.P.

Account Number:  9936788449

Reference:  Children’s Place

Crystal Capital Onshore Warehouse LLC

Bank: US Bank NA

  One Federal Street, Third Floor

  Boston, MA  02110

ABA Number: 091000022

Account Name: Crystal Capital Onshore Warehouse

Account Number:  104790063903

Reference:  Children’s Place

1903 Onshore Funding, LLC

Bank: Bank of America

ABA Number: 026-009-593

Account Name: 1903 Onshore Funding, LLC

Account Number: 4602287049

Reference: The Children’s Place

Bank of America, N.A.

Bank: Bank of America, N.A.
ABA Number: 026-009-593
Account Name: Credit Services
Account Number: 1366210627300
Attention: Servicing Team TLC004
Reference: The Children’s Place

A-2

ANNEX I

DEFINITIONS TO NOTE PURCHASE AGREEMENT

“Account” means an account (as that term is defined in the Uniform Commercial Code).

“Accounting Change” has the meaning set forth in Section 1.2.

“Acquisition” means, with respect to any Person (a) an Investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition by such Person of any group of Store locations comprising more than five percent (5%) of the number of Stores operated by the acquiring Person as of the date of such acquisition, in each case acquired in any transaction or group of transactions which are part of a common plan.

“Affiliate” of any Person means (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person means the power, direct or indirect, (x) to vote 15% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Any reference to the Affiliates of any Note Party herein or in any Note Document shall not include Hoop, unless explicitly stated otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alabama Property” means the land, together with the buildings, structures, parking areas, and other improvements thereon, owned by The Children’s Place Services Company, LLC, a Delaware limited liability company and located at 1377 Airport Road, Fort Payne, Alabama.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Premium” means the premium to be due and payable in connection with any acceleration or a prepayment of the Notes pursuant to this Agreement (excluding any scheduled amortization payments and payments of Excess Cash Flows under Section 3.2.4.4 and payments of Extraordinary Receipts under Section 3.2.4.2).  With respect to the Notes, each such prepayment premium shall be equal, with respect to any such acceleration or prepayment made or first required to be made during any period set forth in the table below, to the percentage set forth beside such period in such table of the aggregate principal amount of the Notes then prepaid or required to be prepaid:

Period	Applicable Premium
July 31, 2008 through July 30, 2009	2%
July 31, 2009 through July 30, 2010	1.5%
Subsequent to July 31, 2010	0%

“Applicable Rate” means the rate of interest to be paid on the unpaid principal amount of the Notes from and after the Closing Date.  For the period from and after the Closing Date, the Applicable Rate shall be a rate equal to LIBOR plus the applicable margin as set forth below (the “Applicable Margin”).  The Applicable Margin shall be (i) for the period from the Closing Date until the date the first calculations are required to be delivered pursuant to Section 7.3.11, calculated on the following leverage based grid, where the Closing Date Total Leverage Ratio equals “x”, and (ii) thereafter, calculated on a leverage based grid as follows, where the Leverage Ratio as set forth in the computations delivered pursuant to Section 7.3.11 for the most recent Trailing Twelve Month Period equals “x” and is calculated as of the end of the most recent Fiscal Month for which financial reports have been delivered pursuant to the Agreement; provided, however, that in the event any financial reports have not been timely delivered pursuant to the terms of the Agreement, the Leverage Ratio for such Trailing Twelve Month Period shall be presumed to be > 2: 1.

Leverage Ratio	Applicable Margin
x > 2 : 1	9.75%
2 : 1 > x > 1.5 : 1.0	9.0%
x < 1.5 : 1.0	8.5%

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of April 3, 2008, among T2 Acquisition, LLC, T1 WDC Inc., The Children’s Place Services Company, LLC, Hoop Retail Stores, LLC and Hoop Canada, Inc.

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.

“Bankruptcy Default” means any Event of Default referred to in Section 9.6.

“Blocked Person” has the meaning set forth in Section 5.26.2.

“Borrowing Base” has the meaning ascribed to it in the Revolving Loan Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capital Stock” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, or limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934, as the same shall be from time to time be amended, renewed, extended or replaced).

“Capitalized Lease” means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States and maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state, or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof, in each case, having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change of Control”, in respect of the Issuer, means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the existing shareholders of the Issuer set forth on Schedule 1.02 or a “person” or “group” Controlled by one of the existing shareholders of the Issuer set forth on Schedule 1.02, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the Equity Interests of the Issuer entitled to vote for members of the board of directors or equivalent governing body of the Issuer on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right);

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means the date on which the Notes are issued and sold pursuant to the Agreement.

“Closing Date EBITDA” has the meaning set forth in Schedule 7.16.

“Closing Date Total Leverage Ratio” has the meaning set forth in Schedule 7.16.

“Code” means the United States Internal Revenue Code of 1986, together with all rules and regulations issued thereunder, as now and hereafter in effect, as codified at 26 U.S.C. §1 et seq or any successor provision thereto.

“Collateral” means all collateral on which a lien is granted or purported to be granted pursuant to any Collateral Document.

“Collateral Documents” means, collectively, the Security Agreement, the IP Security Agreement and any other document pursuant to which any Note Party and any Guarantor grants security for the Note Obligations.

“Collateral Agent” means Sankaty Advisors, LLC, in its capacity as Collateral Agent under the Note Documents or any successor thereto.

“Consolidated”, when used with reference to any term, means that term as applied to the accounts of the Issuer (or other specified Person) and all of its Subsidiaries (or other specified group of Persons), or such of its Subsidiaries as may be specified, consolidated (or combined), in accordance with GAAP and with appropriate deductions for minority interests in Subsidiaries.

Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Note Party, are treated as a single employer under Section 414 of the Code.

“DDA” means each checking or other demand deposit account maintained by any of the Note Parties.  All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Note Purchasers and the Collateral Agent shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act, condition or default which with notice or lapse of time, or both, would constitute an Event of Default.

“Disney Store Termination Agreements” has the meaning set forth in Section 6.3.2.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) all or substantially all of its assets to or in favor of any Person) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documents” means the Note Documents, the Revolving Loan Documents, the Governing Documents, and all documents, certificates and agreements delivered with respect thereto, in each case, together with any schedules, exhibits, appendices or other attachments thereto.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EBITDA” has the meaning set forth in Schedule 7.16.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liabilities” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Borrower, any other Note Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

 “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means and includes all of the Issuer’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Issuer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Issuer or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Issuer or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Issuer or any ERISA Affiliate.

“Events of Default” has the meaning set forth in Section 9.

“Excess Availability” has the meaning ascribed to it in the Revolving Loan Agreement.

“Excess Cash Flow” means, with respect to a specified fiscal period and determined with respect to the Note Parties on a consolidated basis in accordance with GAAP and without duplication of any amounts constituting Extraordinary Receipts used to prepay the Note Obligations, (a) EBITDA for the fiscal year then ended, minus (b) the sum of (i) voluntary and mandatory prepayments of the Notes in accordance with Section 3.2, (ii) the cash portion of Interest Expense paid during such fiscal period (including cash payments of future capitalized interest), (iii) the cash portion of taxes paid during such period, (iv) the cash portion of Capital Expenditures during such period, (v) cash payments made under Capitalized Leases, (vi) plus or minus changes in working capital for such Fiscal Period with adjustments for the accounting of outstanding checks as accounts payable, (vii) changes in Canadian and Asian cash balances due to operations in the ordinary course, (viii) the cash portion of payments made relating to Hoop to the extent excluded from EBITDA, (ix) the cash portion of one time charges related to the Issuers restructuring announced on March 20, 2008 to the extent excluded from EBITDA, (x) the cash portion of non-reoccuring charges related to the severance of certain senior management to the extent excluded from EBITDA, (xi) legal and other professional advisory closing fees associates with the Note Documents and the Revolving Loan Documents to the extent excluded from EBITDA, (xii) legal and other professional advisory fees incurred in the Fiscal Year ending January 31, 2009 associated with the development of strategic alternatives to the extent excluded from EBITDA, and (xiii) the cash portion of all other non-reoccurring charges/gains to the extent excluded from EBITDA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor statute).

“Existing Credit Agreement” means that certain Fifth Amended and Restated Loan and Security Agreement, dated as of June 28, 2007, by and between, among others, the Issuer, Services Company, the financial institutions party thereto from time to time as lenders, and Wells Fargo Retail Finance, LLC, as Agent, as amended and in effect as of the Closing Date.

“Extraordinary Receipts” means any cash received by the Note Parties with respect to (a) tax refunds, (b) pension plan reversions, (c) proceeds of insurance (including key man life insurance and, unless the Collateral Agent provides its prior written consent otherwise, business interruption insurance, but excluding any casualty insurance), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) indemnity payments, (f) any purchase price adjustment received in connection with any purchase agreement (other than relating to ordinary purchases of goods and services in the ordinary course of business) and (g) at any time that an Event of Default shall exist and be continuing and at the sole discretion of the Collateral Agent, any other cash received by the Note Parties not in the ordinary course of business; provided that with respect to the receipts described in clauses (a) through (f) of this definition, only such receipts in excess of $2,000,000 in the aggregate over the life of the Note Obligations shall be deemed an “Extraordinary Receipt”; provided further that any individual receipt described in clauses (a) through (f) of this definition that does not exceed $100,000 shall not be deemed an “Extraordinary Receipt” and for the avoidance of doubt, shall not be included in the aggregate amount received under clauses (a) through (f) of this definition.

 “Fiscal Quarter” has the meaning set forth in Schedule 7.16.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the Saturday closest to the last day of each calendar month in accordance with the fiscal accounting calendar of the Note Parties.

“Fiscal Year” has the meaning set forth in Schedule 7.16.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting

Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Governing Documents” means, with respect to any Person, such Person’s articles and by-laws of a corporation, operating agreement, if a limited liability company or unlimited liability company, and limited partnership agreement and certificate of limited partnership, of a limited partnership, and other similar governing documents, with respect to any other entity.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee” means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 11.1.

“Guarantors” means each of the parties listed as Guarantors on the signature pages to this Agreement and each Person that subsequently becomes a party to this Agreement and is required to act as a Guarantor under this Agreement.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations (including Environmental Laws) as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by a Person that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Person’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Note Purchaser or any Affiliate of a Note Purchaser).

“Hoop” means each Subsidiary of the Issuer which comprises the Disney store business previously conducted by the Issuer.

“Hoop Sale” means the sale of certain assets of Hoop and certain other assets used in the Hoop business pursuant to the Asset Purchase Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP;

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Hedge Agreement;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, payable in accordance with customary trade practices);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all obligations in respect of Capital Lease Obligations of such Person, but excluding any obligations of such Person in respect of operating leases;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Liabilities” has the meaning set forth in Section 13.2.

“Indemnitees” has the meaning set forth in Section 13.2.

“Indemnitor” has the meaning set forth in Section 13.2.

“Information” has the meaning set forth in Section 13.17.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignment for the benefit of creditors, formal or informal moratoria, composition, extension generally with creditors, or proceeding seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means any and all licenses, patents, copyrights, trademarks, designs and the goodwill associated with such trademarks.

“Intercompany Obligations” has the meaning set forth in Section 11.8.1.

“Intercreditor Agreement” has the meaning set forth in the Recitals.

“Interest Expense” has the meaning set forth in Schedule 7.16.

“Interest Payment Date” has the meaning set forth in Section 3.1.1.

“Interest Period” means the period from and including the Closing Date and ending on the date one, two, three or six months thereafter, as selected by a Issuer by written notice to the Collateral Agent, no less than three days prior to the commencement of the Interest Period, and each succeeding period elected by the Issuer in this manner; provided that:

(a)           if the Issuer fails to elect an Interest Period by written notice to the Collateral Agent by the date that is three days prior to the commencement of an Interest Period, such Interest Period will automatically end one month after its commencement;

(b)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(c)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(d)           no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Service” means the Internal Revenue Service of the United States government.

“Inventory” means and includes, as to any Person, all of such Person’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Person’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) any other investment of money or capital in order to obtain a profitable return.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment..

“IP Security Agreement” means that certain Intellectual Property Agreement, dated the date hereof, by and between the Note Parties and the Collateral Agent for the benefit of the Note Purchasers, as amended, modified or supplemented from time to time in accordance with the terms thereof.

“Issuer” has the meaning set forth in the preamble.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Note Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Letters of Credit” means each of the Letters of Credit set forth in Schedule T-1.

“LIBOR” means for any Interest Period the greater of (x) 3.00% per annum or (y):

(a)  the rate per annum equal to the rate determined by the Note Purchasers to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)  if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Note Purchasers to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“License Agreements” means any licensing agreements entered into between any of the  Note Parties or their Subsidiaries and any Person.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or any comparable law.

“Material Adverse Effect” means, excluding the filing for bankruptcy and the implementation of the bankruptcy proceeding of Hoop, since any specified date or from the circumstances existing immediately prior to the happening of any specified event, a material adverse change in (a) the business, assets, financial condition or properties of (i) the Issuer and its Subsidiaries taken as a whole or (ii) all of the Note Parties taken as a whole, (b) the ability of (i) the Issuer or (ii) all of the Note Parties taken as a whole, to perform their obligations under this Agreement or the other Note Documents, or (c) the ability of any Guarantor to perform any of its material obligations under any guarantee of the Notes, or (d) the rights and remedies of the Note Purchasers under the Agreement or the other Note Documents; provided, that where no date is specified, the measurement date shall be from and after February 2, 2008.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more (other than (A) purchase orders in the ordinary course of the business of such Person or such Subsidiary, (B) contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium and (C) employment contracts with aggregate consideration less than $1,000,000), (ii) any material License Agreements, and (iii) each other contract or agreement which if terminated prior to the term set forth therein, such termination could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness of the Note Parties under the Revolving Loan Agreement and other Indebtedness (other than the Note Obligations) of the Note Parties in an aggregate principal amount exceeding $1,500,000.  For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Hedge Agreement at such time shall be calculated at the Hedge Termination Value thereof.

“Maturity Date” means July 31, 2013.

“Monitoring Fee” means a $50,000 fee payable to the Collateral Agent on the Closing Date and on each anniversary of the Closing Date with such fee being fully earned when paid.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Note Parties or any member of the Controlled Group may have any liability.

“Net Cash Proceeds” means:

(a)           with respect to any sale or disposition by a Note Party, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of a Note Party in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Encumbrance on any asset (other than (A) the Revolving Loan Debt and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) all fees, commissions, and expenses related thereto and required to be paid by a Note Party in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by a Note Party in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of a Note Party and are properly attributable to such transaction;

(b)           with respect to the issuance or incurrence of any Indebtedness by a Note Party or any of its Subsidiaries, or the issuance by a Note Party or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of a Note Party or any of its Subsidiaries in connection with such issuance or incurrence, after deducting therefrom only (i) all fees, commissions, and expenses related thereto and required to be paid by a Note Party or any of its Subsidiaries in connection with such issuance or incurrence and (ii) taxes paid or payable to any taxing authorities by a Note Party or any of its Subsidiaries in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of a Note Party or any of its Subsidiaries, and are properly attributable to such transaction; and

(c)           with respect to any Extraordinary Receipts received by a Note Party, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of a Note Party, in connection therewith after deducting therefrom only (i)  all fees, commissions, and expenses related thereto and required to be paid by a Note Party in connection with such Extraordinary Receipts and (ii) taxes paid or payable to any taxing authorities by a Note Party in connection with such Extraordinary Receipts, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of a Note Party, and are properly attributable to such Extraordinary Receipts.

“New Headquarters” means the office located at Two Emerson Lane, Secaucus, NJ 07094.

“Note” and “Notes” has the meaning set forth in the recitals to the Agreement and shall mean and include any Notes issued pursuant to Section 10.1 of the Agreement, and shall further mean any include any amendments, modifications or refinancings thereof, including any such that increase the principal amount thereof.

“Note Documents” means the Agreement, the Collateral Documents, the Intercreditor Agreement, the Notes and each of the documents, instruments and other agreements evidencing, guaranteeing or governing or otherwise relating to the incurrence by the Issuer of, the Note Obligations, as in effect on the Closing Date and as the same may be entered into, amended, restated, modified or supplemented from time to time in accordance with the terms of the Intercreditor Agreement.

“Note Guarantee” means the Guarantee issued pursuant to Section 11 by the Guarantors.

“Note Obligations” means any and all obligations of the Issuer under this Agreement with respect to the Notes and under the Notes, including, without limitation, the obligation to pay principal, premium, if any, interest, expenses, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable thereunder or in connection therewith or related thereto, in each case to the extent provided for under this Agreement or the other Note Documents.

“Note Parties” has the meaning set forth in the preamble.

“Note Purchasers” has the meaning set forth in the preamble to the Agreement, and means and includes the Note Purchasers and any assignees of the Notes pursuant to Section 10.1 of the Agreement.  “Note Purchaser” means any of the Note Purchasers, individually.

“Note Purchasers Priority Collateral” has the meaning given that term in the Intercreditor Agreement.

“Other Taxes” has the meaning set forth in Section 3.4.2.

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default has occurred and is continuing or would arise as a result of entering into such transaction or making such payment, and (b) at least five (5) days prior to entering into such transaction or making such payment, the Issuer shall have provided to the Collateral Agent a certificate signed by a Responsible Officer of the Issuer, in form and substance reasonably satisfactory to the Collateral Agent, certifying that (i) prior to, and on a pro forma basis for the six months immediately following, and after giving effect to (provided that if the aggregate amount of such payment in any Fiscal Year is less than or equal to $10,000,000, such pro forma test shall not be required), such transaction or payment, Excess Availability will be greater than or equal to $50,000,000, (ii) the Note Parties, on a Consolidated basis, are, and will continue to be, Solvent after giving effect to such transaction or payment, and (iii) the Leverage Ratio immediately before and after such transaction or payment is less than 1.75:1:00.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor entity.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Issuer or any ERISA Affiliate or to which the Issuer or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a)           No Default or Event of Default has occurred and is continuing or immediately following such Acquisition or after taking into account the pro forma financials, would result from the consummation of such Acquisition;

(b)           Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(c)           The Issuer shall have furnished the Note Purchasers with thirty (30) days’ prior written notice of such intended Acquisition and shall have furnished the Note Purchasers with a current draft of the acquisition documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Note Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Note Parties), and such other information as the Note Purchasers may reasonably require, all of which shall be reasonably satisfactory to the Note Purchasers;

(d)           Either (i) the legal structure of the Acquisition shall be acceptable to the Note Purchasers in their discretion, or (ii) the Note Parties shall have provided the Note Purchasers with a solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Note Purchasers;

(e)           After giving effect to the Acquisition, if the Acquisition is an Acquisition of the Equity Interests, a Note Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(g)           Any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, the same or substantially the same line of business engaged in by the Issuer under this Agreement;

(h)           If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Note Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not then a Note Party, such Subsidiary (unless a CFC, in which case such Subsidiary will not be required to be a Guarantor) shall have been joined as a Guarantor, and the Collateral Agent shall have received a security interest in such

Subsidiary’s Intellectual Property and/or mortgage interest in such Subsidiary’s Equity Interests, Inventory, Accounts (subject only to Permitted Encumbrances having priority by operation of law) and other property of the same nature as constitutes collateral under the Collateral Documents; subject only to Permitted Encumbrances having priority by operation of law and the Lien in favor of the Revolving Lenders;

(i)            Prior to, and on a pro forma basis for the twelve months immediately following, and after giving effect to, such Acquisition, Excess Availability will be greater than or equal to $50,000,000;

(j)            The Leverage Ratio, both immediately before and after giving effect to such Acquisition, is less than 2:00:1:00; otherwise the Required Purchasers have provided their written consent to such merger, amalgamation, consolidation, transfer, sale or acquisition; and

(k)           no Permitted Acquisitions shall exceed $100,000,000 in any Fiscal Year.

“Permitted Disposition” means any of the following:

(a)           Dispositions of Inventory in the ordinary course of business, including liquidations or other Dispositions of Inventory in connection with Store closings in the ordinary course of business; provided, that, the aggregate total of any Dispositions of Inventory in connection with Store closings under this clause (a) shall not exceed $10,000,000 in any Fiscal Year;

(b)           bulk sales or other Dispositions of the Inventory of a Note Party not in the ordinary course of business in connection with Store closings, at arm’s length, provided, that such Store closures and related Inventory Dispositions shall not exceed (i) in any Fiscal Year of the Issuer and its Subsidiaries, five percent (5%) of the number of the Note Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings) and (ii) in the aggregate from and after the Closing Date, ten percent (10%) of the number of the Note Parties’ Stores in existence as of the Closing Date (net of new Store openings), provided further that all sales of Inventory in connection with Store closings shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Collateral Agent; provided further that all Net Cash Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 2.05 of the Revolving Loan Agreement;

(c)           non-exclusive licenses of Intellectual Property of a Note Party or any of its Subsidiaries in the ordinary course of business; provided, that, the aggregate total over the life of the Note Obligations of any Dispositions under this clause (c) shall not exceed $2,000,000;

(d)           licenses for the conduct of licensed departments within the Note Parties’ Stores in the ordinary course of business; provided that, if requested by the Collateral Agent, the Collateral Agent shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Required Purchasers;

(e)           (i) Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Note Party, no longer useful or necessary in its business or that of any Subsidiary and is not replaced with similar property having at least equivalent value and (ii) other Dispositions of Equipment having a fair market value not to exceed $500,000 in the aggregate in any Fiscal Year;

(f)            sales, transfers and Dispositions among the Note Parties or by any Subsidiary to a Note Party, including, without limitation, distributions or transfers of some or all of the assets of Twin Brook to the Issuer, provided that before, or within three (3) Business Days after, any such distribution or transfer, the Issuer shall have caused the former assets of Twin Brook so distributed to be pledged to the Collateral Agent for the benefit of the Note Purchasers;

(g)           sales, transfers and Dispositions of or by any Subsidiary which is not a Note Party to another Subsidiary that is not a Note Party; and

(h)           as long as no Default or Event of Default shall have occurred and be continuing or would arise therefrom, the Alabama Sale-Leaseback Transaction; provided that (i) such sale is made for fair market value, (ii) the Net Cash Proceeds paid in cash are in an amount at least equal to the greater of the amounts advanced, or available to be advanced, against the Alabama Property under the Borrowing Base, (iii) subject to the Intercreditor Agreement, all Net Cash Proceeds received in connection with any such transaction are applied to the Obligations, and (iv) the Collateral Agent shall have received a Collateral Access Agreement from the purchaser of the Alabama Property;

provided, however, to the extent the Intercreditor Agreement restricts the ability of the Note Parties to apply the Net Cash Proceeds from any foregoing asset dispositions to the Note Obligations and the asset disposition is of property not included in the Borrowing Base, other than to the extent the asset disposition is a Replaced Asset Disposition, the amount of the Net Cash Proceeds from such asset disposition shall at all times thereafter result in a permanent reduction of the Borrowing Base in an amount equal to the amount of the Net Cash Proceeds.  For purposes of this paragraph, “Replaced Asset Disposition” shall mean a Disposition in which the Net Cash Proceeds are used to replace the Disposed assets with similar assets having a fair market value at least as great as the Disposed assets, provided that to the extent such Net Cash Proceeds from such Dispositions exceed $5,000,000 in the aggregate, such Dispositions above $5,000,000 may be approved as a “Replaced Asset Disposition” by the Required Purchasers in their discretion.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 7.6;

(b)           Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 7.6;

(c)           Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d)           Liens or deposits to secure the performance of bids, trade contracts and leases (other than obligations for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f)            Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Note Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g)           Liens existing on the date hereof and listed on Schedule 5.8.3 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder;

(h)           Liens on fixed or capital assets acquired by any Note Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (ii) such Liens shall not extend to any other property or assets of the Note Parties;

(i)            Liens in favor the Collateral Agent;

(j)            Landlords’ and lessors’ Liens in respect of rent not in default;

(k)           Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)            Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m)          Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Note Documents, the consignment of goods to a Note Party;

(n)           Liens on the Collateral securing the Obligations having the priority set forth in the Intercreditor Agreement; and

(o)           Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Note Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

provided, however,  that, except as provided in any one or more of clauses (a) through (o) above, the term “Permitted Encumbrances” shall not include any Lien securing obligations for borrowed money.

“Permitted Indebtedness” means:

(a)           Indebtedness outstanding on the date hereof and listed on Schedule 5.8.5 and any Permitted Refinancing Indebtedness in respect thereof;

(b)           Indebtedness of any Note Party to any other Note Party; provided that such Indebtedness shall (i) be evidenced by such documentation as the Required Purchasers may reasonably require, (ii) constitute “Collateral” under this Agreement and the Security Documents, (iii) be on terms (including subordination terms) reasonably acceptable to the Required Purchasers;

(c)           transfers permitted by Section 8.24 and intercompany Indebtedness incurred in the ordinary course between the Note Parties located within the United States on the one hand and their Affiliates in Puerto, Rico, Canada and Asia on the other hand;

(d)           Without duplication of Indebtedness described in clause (f) of this definition, Purchase Money Indebtedness of any Note Party to finance the acquisition of any fixed or capital assets, including the Alabama Capital Lease and other Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect thereof; provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (d) and clause (g) shall not exceed $5,000,000 at any time outstanding; provided that, if requested by the Required Purchasers, the Note Parties shall cause the holders of such Indebtedness incurred after the Closing Date to enter into a Collateral Access Agreement; for the purposes of this clause (d), “Alabama Capital Lease” means a capital lease for the inventory handling system of the Note Parties located at the Alabama Property.

(e)                                  any liability or obligation of the Issuer to any Affiliate of the Issuer, and any liability or obligation of any Affiliate of the Issuer to any other Affiliate of the Issuer, to reimburse or share the costs of any services or third party expenses in accordance with the terms of any intercompany cost-sharing agreement or arrangement, provided that no Default or Event of Default shall have occurred and be continuing or would arise therefrom;

(f)                                    Subordinated Indebtedness; provided, that, (i) the terms of such Subordinated Indebtedness are satisfactory to the Required Purchasers in its sole determination and (ii) an intercreditor agreement is executed in connection with such Subordinated Indebtedness with the Required Purchasers;

(g)                                 Indebtedness incurred in connection with the Alabama Sale-Leaseback Transaction up to $2,500,000, provided that (i) such sale is made for fair market value, (ii) the Net Cash Proceeds paid in cash are in an amount at least equal to the greater of the amounts advanced or available to be advanced against the Alabama Property under the Borrowing Base, (iii) all Net Cash Proceeds received in connection with any such Indebtedness are applied to the Obligations, and (iv) the Collateral Agent shall have received a Collateral Access Agreement from the purchaser of the Alabama Property;

(h)                                 the Note Obligations;

(i)                                     Indebtedness under the Revolving Loan Agreement (including Guarantees of the Issuer or any Guarantor in respect of such Indebtedness), and any Permitted Refinancing Indebtedness in respect thereof;

(j)                                     Indebtedness owed by any Canadian Subsidiary to the Issuer;

(k)                                  Guarantees of the Issuer in respect of the obligations of Hoop under those certain leases described on Schedule 5.33; and

(l)                                     [Reserved]

(m)                               Indebtedness permitted under the definition of “Permitted Investments” Clauses (g), (h), (i), (k) and (m); and

(n)                                 other unsecured Indebtedness at any time outstanding in an aggregate principal amount not to exceed $12,500,000 in the aggregate and $3,000,000 to any one party.

“Permitted Investments” means:

(a)                                  readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)                                 commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)                                  time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a lender under the Revolving Loan Documents or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)                                 fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e)                                  Investments, classified in accordance with GAAP as current assets of the Note Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f)                                    Investments existing on the Closing Date, and set forth on Schedule 5.8.4, but not any increase in the amount thereof or any other modification of the terms thereof;

(g)                                 (i) Investments by any Note Party and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by any Note Party and its Subsidiaries in any other Note Party (provided that the Issuer shall be permitted to make additional Investments in Twin Brook in an aggregate amount not to exceed $750,000 in any Fiscal Year), and (iii) additional Investments by any Note Party in Subsidiaries that are not Note Parties not to exceed $1,000,000 in the aggregate in any Fiscal Year;

(h)                                 so long as no Event of Default shall have occurred and be continuing, or would result therefrom, the Issuer may make loans and advances to its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(i)                                     intercompany loans and advances or other intercompany Indebtedness permitted pursuant to clauses (b), (c) and (e) of the definition of Permitted Indebtedness;

(j)                                     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(k)                                  Guarantees constituting Permitted Indebtedness;

(l)                                     Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m)                               so long as no Event of Default shall have occurred and be continuing, or would result therefrom, (i) loans and advances to officers, directors and employees of the Note Parties and Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous business purposes, and (ii) other loans and advances to officers, directors and employees of the Note Parties and Subsidiaries in an aggregate amount not to exceed $6,000,000 at any time outstanding; and

(n)                                 Investments constituting Permitted Acquisitions;

“Permitted Protest” means the right of any Note Party or its Subsidiaries to protest any Lien, taxes (other than payroll taxes or taxes that are the subject of a deemed trust, lien or other charge in favor of a Government Authority), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Person’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Person in good faith and (c) each Note Party shall, and shall cause each of its Subsidiaries to, pay or bond, or cause to be paid or bonded, all such taxes, assessments, charges or other governmental claims immediately upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (except to the extent such proceedings have been dismissed or stayed).

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any refinancing, refunding, renewal or extension of any Indebtedness of such Person (or any successor of such Person); provided that with respect to the Revolving Loans or any other Indebtedness having an individual principal amount over $1,000,000 (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and the direct or contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension, (ii) the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness, (iii) the terms relating to principal amount, amortization, maturity, and collateral (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Note

Parties or the Note Purchasers than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness is not increased, and (iv) if the Indebtedness being refinanced, refunded, renewed or extended is Subordinated Indebtedness, such refinancing, refunding, renewal or extension is subordinated in right of payment to the Note Obligations on terms at least as favorable, taken as a whole, to the Note Purchasers as those contained in the documentation governing the Subordinated Indebtedness being refinanced, refunded, renewed or extended, and (B) contains covenants and events of default that are not more restrictive taken as a whole than the covenants and events of default contained in the documentation governing the Indebtedness being refinanced.

“Person” means any entity, whether of natural or legal constitution, including any individual, corporation, partnership, joint venture, limited liability company, unlimited liability company, trust, estate, unincorporated organization, government or any agency or political subdivision thereof.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Issuer or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Projections” has the meaning set forth in Section 5.5.3.

“Proposed Prepayment Date” has the meaning set forth in Section 3.2.3.2.

“Purchase Money Indebtedness” means Indebtedness (other than the Revolving Loan Debt but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Real Property” means the right, title and interest in and to all owned and leased premises of the Note Parties and each of their Subsidiaries.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Party” means any of the current stockholders, directors, officers or beneficial owners of any of the Note Parties or any of their Subsidiaries or Affiliates, and their spouses, siblings and descendants and trusts for the benefit of any of the current stockholders, directors, officers or beneficial owners, their spouses, siblings and descendants.

“Reportable Event” has the meaning set forth in ERISA § 4043, other than events for which the 30 day notice has been waived.

“Required Purchasers” means the Note Purchasers holding at least 51% of the outstanding Note Obligations, which group must include at least two Note Purchasers and which must include any Note Purchaser holding at least 25% of the outstanding Note Obligations (it being understood and agreed that Note Purchasers that are Affiliates or Related Fund shall constitute one Note Purchaser for the purpose of this provision).

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Note Party or any of the other individuals designated in writing to the Collateral Agent by an existing Responsible Officer of a Note Party as an authorized signatory of any certificate or other document to be delivered hereunder.  Any document delivered hereunder that is signed by a Responsible Officer of a Note Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Note Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Note Party.

“Restricted Payment” means, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.  Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Revolving Agent” has the meaning set forth in the Intercreditor Agreement.

“Revolving Lender” has the meaning set forth in the Intercreditor Agreement.

“Revolving Loan Agreement” has the meaning set forth in the Intercreditor Agreement.

“Revolving Loan Debt” means the “Revolving Loan Debt” as defined in the Intercreditor Agreement.

“Revolving Loan Documents” has the meaning set forth in the Intercreditor Agreement.

“Revolving Obligations” has the meaning ascribed to the defined term “Obligations” in the Revolving Loan Agreement.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Securities Act” means the United States Securities Act of 1933, as amended and any successor statute.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit C to the Agreement, between the Note Parties and the Collateral Agent, for the benefit of the Note Purchasers, as amended, modified or supplemented from time to time.

“Security Documents” has the meaning specified therefor in the Revolving Loan Agreement.

“Security Interests” means the security interests in the Collateral granted under the Collateral Documents to secure the Note Obligations.

“Services Company” means The Children’s Place Services Company, LLC, a Delaware limited liability company.

“Solvent” means, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32)(A) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value (on a going concern basis) of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and generally pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to generally pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital.

 “Stock Options” means (i) the stock option investigation, (ii) related material weakness in internal controls over financial reporting related to stock option grants, (iii) resolution of tax consequences and corrective action related to discounted stock options, (iv) the related restatement to Issuer’s prior period financial statements to reflect additional stock based compensation expenses relating to stock option grants made in each year from the  Fiscal Year ended January 31, 1998 through the first Fiscal Quarter of  Fiscal Year 2006, all of which was disclosed in the Issuers’s Annual Report on Form 10-K for the fifty-three weeks ended February 3, 2007.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Note Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Revolving Obligations and Note Obligations and which is in form and on terms approved in writing by the Required Purchasers.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% or more of such Capital Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or managing member or may exercise the powers of a general partner whether directly or indirectly, and (c) any other Person (other than a corporation, limited liability company or partnership) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (a) at least a majority ownership interest or (b) the power to elect or direct the election of a majority of the directors or other governing body of such Person.  Any reference to the Subsidiaries of the Issuer herein or in any Note Document shall not include Hoop, unless explicitly stated otherwise.

“Syndication Agent” means Crystal Capital Fund Management, L.P., in its capacity as Syndication Agent under the Note Documents or any successor thereto.

“Taxes” has the meaning set forth in Section 3.4.1.

“Transactions” means the transactions contemplated by the Revolving Loan Documents and the Note Documents.

“Transition Services Agreement” means the agreement so entitled dated as of April 30, 2008 among The Children’s Place Services Company, LLC, T2 Acquisition, LLC and the other parties named therein.

“Twin Brook” means Twin Brook Insurance Company, Inc., a New York captive insurance company.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code of the State of New York, or any successor statutes.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

SCHEDULE 7.16

FINANCIAL COVENANTS

Section 1.                                          Closing Date Total Leverage Ratio.

1.1.                              For purposes of this Schedule 7.16 and the Agreement:

“Closing Date EBITDA” means, trailing twelve month EBITDA as of May 31, 2008, as set forth in Schedule 7.16(a).

“Closing Date Total Leverage Ratio” means the Leverage Ratio as of May 31, 2008, as set forth in Schedule 7.16(b).

Section 2.

2.1.                              Minimum EBITDA.  The Note Parties and their Subsidiaries shall maintain EBITDA, measured for each Trailing Twelve Month Period, of not less than the following amount indicated below as of the end of each Fiscal Quarter ending on:

Fiscal Quarters Ended	EBITDA

August 2, 2008	$80,015,000

November 1, 2008	$103,329,000

January 31, 2009	$111,521,000

Thereafter	$115,000,000

2.2.                              “EBITDA” has the meaning set forth in Section 3.2 of this Schedule 7.16.

Section 3.                                          Maximum Total Leverage Ratio.

3.1                                 The Note Parties and their Subsidiaries shall maintain a Leverage Ratio, measured for each Trailing Twelve Month Period, of not greater than the following amount indicated below as of November 30 and December 31 of each Fiscal Year and as of the end of each Fiscal Quarter ending on:

Fiscal Quarters Ended	Ratio

August 2, 2008	2.50:1.00

November 1, 2008	2.50:1.00

January 31, 2009	2.50:1.00

Thereafter	2.50:1.00

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3.2                                 For purposes of this Schedule 7.16 and the Agreement:

(i)                                     “EBITDA” means, for any period, for the Issuer and its Subsidiaries excluding Hoop, an amount determined on a Consolidated basis, substantially in accordance with GAAP and the Issuer’s past practices, equal to Issuer’s Consolidated net income, excluding Hoop, plus the sum, without duplication and to the extent included in the calculation of Consolidated net income, of the following amounts with respect to the Issuer and its Subsidiaries excluding Hoop for such period:

(a)                                  Consolidated interest expense, net of consolidated interest income, and other fees and charges associated with Permitted Indebtedness, including (i) accrued interest on the Revolving Loan Debt and accrued interest, adjusted to reflect the actual amount paid or received by such Persons under any interest rate swaps in place with respect to the Notes at such time, on the Notes; monthly re-occurring fees; fees and other expenses that are capitalized or amortized;  fees associated with amending, restating or terminating the Existing Credit Agreement (as defined in the Revolving Loan Agreement) and the L/C Demand Facility;

(b)                                 income, franchise or similar taxes;

(c)                                  total depreciation expense;

(d)                                 total amortization expense, including amortization of intangibles (including, but not limited to, goodwill);

(e)                                  non ordinary expenses, net of revenues related to the divestiture of Hoop or otherwise received from Walt Disney Corporation and its Affiliates in accordance with the Transition Services Agreement to the extent such revenues are included in the Issuer’s Consolidated net income, including but not limited to (i) legal, financial advisory, broker and other professional fees associated with the divestiture of Hoop; (ii) any impairment or other non reoccurring charges related specially to the valuation of Hoop; (iii) to the extent not included in the Issuer’s Projections, non allocated expenses associated with the operation of Hoop; (iv) other non re-occurring charges associated with Hoop, including contributions made by the Issuer to Hoop and payments owed but not paid to the Issuer by Hoop for services provided by the Issuer; and (v) payments made by the Issuer on behalf of Hoop which were not reimbursed by Hoop and would have normally been made by Hoop or made by the Issuer and reimbursed by Hoop in the ordinary course; provided that the cash charges added back to Consolidated net income under this clause (e) over the term of this Agreement shall be limited to $35 million for the Fiscal Year ending on or around January 31, 2009 and $5 million for the Fiscal Year ending on or around January 31, 2010;

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(f)                                    one time charges such as severance and other related costs associated with the Issuer’s downsizing and restructuring announced on March 20, 2008 up to $3 million in the aggregate unless otherwise approved by the Required Purchasers;

(g)                                 impairment and other non re-occurring charges related to the exit of the Issuer’s New Headquarters as set forth on Schedule 7.16(g) not to exceed $20.7 million;

(h)                                 non re-occurring charges related to the Issuer’s stock option investigation as set forth on Schedule 7.16(h) not to exceed $11.6 million to the extent such charges were included in the Issuer’s Projections;

(i)                                     non re-occurring charges related to the severance of certain senior management disclosed to the Note Purchasers to the extent such charges were included in the Issuer’s Projections up to $3 million in any Fiscal Year unless otherwise approved by the Required Purchasers (including, for the avoidance of doubt, the $4.7 million for the Fiscal Year ending January 2008 set forth on the Projections);

(j)                                     other non re-occurring cash charges not to exceed $25 million over the term of this Agreement and $5 million in any measurement period unless otherwise approved by the Required Purchasers; provided, that, a corresponding decrease in cash gains shall be reflected for any charge under this clause (j).

(k)                                  non cash, non re-occurring charges or losses and extraordinary charges, as determined in accordance with GAAP up to $5 million in the aggregate unless otherwise approved by the Required Purchasers; provided, that, a corresponding decrease in non-cash gains shall be reflected for any change under this clause (k).

(l)                                     employee compensation paid in Equity Interests issued by the Issuer or its Subsidiaries excluding Hoop;

(m)                               legal and other professional advisory and closing fees associated with the Note Documents and the Revolving Loan Documents up to $[5] million in the aggregate unless otherwise approved by the Required Purchasers; and

(n)                                 legal and other professional advisory fees incurred in 2007 and 2008 associated with the development of strategic alternatives up to $5 million in the aggregate unless otherwise approved by the Required Purchasers.

(ii)                                  “Leverage Ratio” means for the Issuer and its Subsidiaries excluding Hoop the ratio of (x) the sum of (A) the outstanding balance with respect to the Notes as of the measurement date, (B) for the Fiscal Year ending January 2009, the trailing twelve month average of the (i) ending monthly balance of outstanding revolving loans under the Existing Credit Agreement and the Revolving Loan Agreement as of the measurement date, less (ii) the outstanding amount under the Notes on the Closing Date for any months occurring prior to the Closing Date that are included in any trailing twelve month period, provided that to the extent the result of such calculation is less than zero the amount will be deemed to be zero, (C) for the Fiscal Year ending January 2009, the average monthly outstanding commercial letters of credit issued under the Existing Credit Agreement, the L/C Demand Facility and the Revolving Loan Agreement

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as of the measurement date, and (D) for the Fiscal Year ending January 2009, the average monthly outstanding standby letters of credit issued under the Existing Credit Agreement, the L/C Demand Facility and the Revolving Loan Agreement as of the measurement date to (y) the trailing twelve month EBITDA as of the measurement date.  Such year to date calculations will be trailing twelve month calculations beginning with the end of February 2009.

(iii)                               “Fiscal Quarter” means the applicable fiscal quarter of a Fiscal Year.

(iv)                              “Fiscal Year” means any Note Parties’ Fiscal Year for financial accounting purposes, beginning on or about February 1st and ending on or about January 31st.

(v)                                 “Trailing Twelve Month” means the twelve (12) calendar month period immediately preceding the date of calculation.

Section 4.                                          Minimum Fixed Charge Coverage Ratio.

4.1                                 The Note Parties shall maintain a Fixed Charge Coverage Ratio, measured for each Trailing Twelve Month Period, of not less than 1.50:1.00 as of the end of the Fiscal Quarter ending on November 1, 2008 and 2.00:1.00 as of the end of each Fiscal Quarter thereafter.

4.2                                 For purposes of this Schedule 7.16 and the Agreement:

(i)                                     “Fixed Charge Coverage Ratio” means for the Issuer and its Subsidiaries excluding Hoop for the trailing twelve month period most recently ended the ratio of (x) EBITDA less the sum of (A) Capital Expenditures, plus (B) the cash portion of state and federal income, franchise and similar taxes, to (y) Consolidated cash interest expense, adjusted to reflect the actual amount paid or received by such Persons under any interest rate swaps in place with respect to the Notes at such time.

(ii)                                  “Income Tax Expense” means the cash portion of expenditures for federal and state income taxes determined in accordance with GAAP.

(iii)                               “Interest Expense” means (A) for the period before the twelve (12) month anniversary of the Closing Date, expenditures for interest determined in accordance with GAAP calculated on an annualized basis based upon the time period from the Closing Date to the date of calculation, and thereafter, (B) expenditures for interest determined in accordance with GAAP for the twelve (12) calendar month period immediately preceding the date of calculation.

Section 5.                                          Calculation of Financial Covenants.

(i)                                     The Note Purchasers may calculate the Note Parties’ EBITDA and the other specified amounts under this Schedule 7.16 (and under the other financial covenants contained in the Agreement) on the basis of information then available to the Note Purchasers, which calculation(s) will be binding on the Note Parties; however, the Note Purchasers will give notice to the Note Parties of the Note Purchasers’ computations made pursuant to this Section 6 and an

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opportunity to provide the Note Purchasers with any additional or contrary information.  The Note Parties must provide any additional (or contrary) information within 15 Business Days after the Note Purchasers gives notice to the Note Parties of the Note Purchasers’ computations.

(ii)                                  The Financial Covenants will be based on the Consolidated financial performance of the Note Parties and all their Subsidiaries in accordance with the Agreement.

Section 6.                                          Definitions.  Capitalized terms used, but not defined, in this Schedule 7.16 have the meanings given to them in the Agreement.

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SCHEDULE 7.3

A monthly report of new Store openings (including an estimate of associated costs) and closings.

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